Exhibit 10.1

Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”) dated as of September 23, 2022, is among CRESCENT ENERGY FINANCE LLC (f/k/a Independence Energy Finance LLC), a Delaware limited liability company (the “Borrower”); each of the undersigned Guarantors (collectively with the Borrower, the “Obligors”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), Collateral Agent and a Letter of Credit Issuer; and the Lenders signatory hereto.

RECITALS

A. The Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders are parties to that certain Credit Agreement dated as of May 6, 2021 (as amended by the First Amendment to Credit Agreement, dated as of September 24, 2021, as amended by the Second Amendment to Credit Agreement, dated as of March 30, 2022, the Third Amendment to Credit Agreement, dated as of March 30, 2022, and as further amended, modified, supplemented or restated from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as more fully set forth herein.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Fourth Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all section, exhibit and schedule references in this Fourth Amendment refer to sections, exhibits and schedules of the Credit Agreement.

Section 2. Amendments to the Credit Agreement on the Fourth Amendment Effective Date. Subject to the conditions precedent contained in Section 3 hereof, effective as of the Fourth Amendment Effective Date (as defined below), the Credit Agreement (including Schedule 1.1(a), Exhibit A, Exhibit G, Exhibit K and Exhibit O thereto (and including by adding a new Exhibit P to the end thereof) but excluding all other exhibits, annexes and schedules attached to the Credit Agreement) is hereby amended in its entirety in the form attached hereto as Exhibit A (the Credit Agreement, as so amended, the “Amended Credit Agreement”).

Section 3. Conditions Precedent to Fourth Amendment Effective Date. This Fourth Amendment shall become effective on the date (such date, the “Fourth Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 13.1):

3.1 Amendment. The Administrative Agent shall have received from each Lender and each Obligor counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Fourth Amendment signed on behalf of such Persons.

3.2 Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Fourth Amendment Effective Date, including (to the extent invoiced at least three (3) Business Days prior), reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

3.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, New York counsel to the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

3.4 Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Fourth Amendment Effective Date, substantially in the form of Exhibit L, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and certifying as to the documents referred to in Section 3.5(a)-(c) of this Fourth Amendment.

3.5 Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of each of the organizational documents of each Credit Party (or confirmation that there have been no amendments to such organizational documents since the certificates delivered on the Closing Date, May 6, 2021, December 7, 2021, March 25, 2022 and April 20, 2022, respectively), (c) certifications as to the incumbency and specimen signature of each officer executing any Credit Document and (d) certificates of the appropriate State agencies (or other customary evidence) with respect to the existence, qualification and good standing (as applicable in each such jurisdiction) of each Credit Party in each jurisdiction where any such Credit Party is organized.

3.6 No Default. After giving effect to the terms of this Fourth Amendment, no Default or Event of Default shall have occurred and be continuing as of the Fourth Amendment Effective Date.

The Administrative Agent is hereby authorized and directed to declare the Fourth Amendment Effective Date to have occurred when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 3 or the waiver of such conditions as permitted in Section 13.1 of the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes. For purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 4. Post-Closing Joinders.

4.1 Within 10 Business Days (or such longer period as the Administrative Agent may agree) of the Fourth Amendment Effective Date, the Administrative Agent shall have received:

(a) (i) from each of Contango Crescent VentureCo I LLC, a Delaware limited liability company (“Contango Crescent”), Crescent Conventional LLC, a Delaware limited liability company (“Crescent Conventional”) and CMP Venture Co. LLC, a Delaware limited liability company (“CMP VentureCo” and, together with Contango Crescent and Crescent Conventional, collectively, the “Joining Credit Parties” and each, individually, a “Joining Credit Party”) counterparts of (A) an Assumption Agreement (as such term is defined in the Guarantee), (B) a supplement to the Security Agreement, substantially in the form of Exhibit 1 to the Security Agreement, (C) a supplement to the Pledge Agreement, substantially in the form of Annex A to the Pledge Agreement and (D) an Intercompany Note Joinder, substantially in the form of Annex I to the Intercompany Note, in each case signed on behalf of each Joining Credit Party and (ii) from each applicable Credit Party, counterparts of a supplement to the Pledge Agreement, substantially in the form of Annex A to the Pledge Agreement, signed on behalf of such Person;

(b) a certificate of an Authorized Officer of each Joining Credit Party, attaching (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of such Joining Credit Party (or a duly authorized committee thereof) authorizing the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party, (ii) true and complete copies of each of the organizational documents of such Joining Credit Party, (iii) certifications as to the incumbency and specimen signature of each officer of such Joining Credit Party executing any Credit Document and (iv) certificates of the appropriate State agencies (or other customary evidence) with respect to the existence, qualification and good standing (as applicable in each such jurisdiction) of such Joining Credit Party in the jurisdiction where such Joining Credit Party is organized;

(c) the results of a recent appropriate UCC search with respect to each Joining Credit Party, and such search shall reveal no Liens on any of the assets of the Joining Credit Parties except for Liens (a) permitted by Section 10.2 or (b) to be discharged on or prior to the Fourth Amendment Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(d) an executed legal opinion of Kirkland & Ellis LLP, New York counsel to the Joining Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.

4.2 The failure by the Borrower to comply with any of the requirements of Section 4.1 of this Fourth Amendment shall constitute an immediate Event of Default.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Credit Agreement, as amended by this Fourth Amendment, shall remain in full force and effect following the Fourth Amendment Effective Date.

5.2 Ratification and Affirmation; Representations and Warranties. The Borrower hereby: (a) acknowledges the terms of this Fourth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Credit Document to which it is a party and agrees that each such Credit Document remains in full force and effect as expressly amended hereby; (c) agrees that from and after the date hereof, each reference to the Credit Agreement in the other Credit Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Fourth Amendment; and (d) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Fourth Amendment: (i) the representations and warranties set forth in each Credit Document to which it is a party are true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), provided that such representations shall be true and correct in all respects to the extent already qualified by materiality, and (ii) no Default or Event of Default has occurred and is continuing.

5.3 Counterparts. This Fourth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.

5.4 No Oral Agreement. This Fourth Amendment and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders party hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender party hereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

5.5 GOVERNING LAW. THIS FOURTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.6 Severability. Any provision of this Fourth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.7 Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.8 Credit Document. This Fourth Amendment is a “Credit Document” as defined and described in the Credit Agreement, and all of the terms and provisions of the Credit Agreement relating to Credit Documents shall apply hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed.

BORROWER:	CRESCENT ENERGY FINANCE LLC

	By:	/s/ Brandi Kendall
	Name:	Brandi Kendall
	Title:	Vice President
GUARANTORS:

INDEPENDENCE ENERGY HOLDING LLC

INDEPENDENCE MINERALS HOLDINGS LLC

IE BUFFALO MINERALS LLC

CMP LEGACY CO. LLC

JAVELIN UINTA, LLC

IE BUFFALO HOLDINGS LLC

VINE ROYALTY GP LLC

INDEPENDENCE UPSTREAM HOLDINGS GP LLC

BRIDGE ENERGY HOLDINGS LLC

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

INDEPENDENCE UPSTREAM HOLDINGS L.P. By: Independence Upstream Holdings GP LLC

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

COLT ADMIRAL A HOLDING L.P. TITAN ENERGY HOLDINGS L.P. By: Colt Admiral A Holding GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN OIL & GAS, LLC

SPRINGFIELD GS HOLDINGS LLC

JAVELIN EFA GP LLC

JAVELIN PALO VERDE GP LLC

COLT ADMIRAL A HOLDING GP LLC

RENEE HOLDING GP LLC

INDEPENDENCE MINERALS GP LLC

RENEE C-I HOLDING AGENT CORP.

RENEE ACQUISITION LLC

KNR RESOURCE INVESTORS GP LLC

NEWARK ACQUISITION GP I LLC

NEWARK HOLDING AGENT CORP.

KNR RESOURCE HOLDINGS GP I LLC

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN EFA HOLDINGS LLC By: Javelin Oil & Gas, LLC, its sole member

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN EF L.P. By: Javelin EF GP LLC, its general partner By: Javelin EF Aggregator, L.P., its sole member By: Javelin EFA GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN PALO VERDE LP By: Javelin Palo Verde GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN EF AGGREGATOR L.P NEWARK C-I HOLDING L.P. JAVELIN PALO VERDE AGGREGATOR L.P. By: Javelin EFA GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

INDEPENDENCE UPSTREAM L.P. By: Independence Upstream GP LLC, its general partner By: Independence Upstream Holdings L.P., its sole member By: Independence Upstream Holdings GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

INDEPENDENCE UPSTREAM GP LLC By: Independence Upstream Holdings L.P., its sole member By: Independence Upstream Holdings GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

BRIDGE ENERGY LLC By: Bridge Energy Holdings LLC, its sole member

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

JAVELIN MARKETING, LLC By: Javelin Palo Verde LP, its sole member By: Javelin Palo Verde GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

JAVELIN EF GP LLC By: Javelin EF Aggregator L.P., its sole member By: Javelin EFA GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

EIGF MINERALS L.P. By: EIGF Minerals GP LLC, its general partner
By: Independence Minerals Holdings LLC, its sole member

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

INDEPENDENCE MINERALS L.P. DMA ROYALTY INVESTMENTS L.P. FALCON HOLDING L.P. MINERAL ACQUISITION COMPANY I, LP By: Independence Minerals GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

VINE ROYALTY L.P. By: Vine Royalty GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

EIGF MINERALS GP LLC By: Independence Minerals Holdings LLC, its sole member

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

JAVELIN VENTURECO LLC By: Independence Energy Holding LLC, its sole member

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

KNR RESOURCE INVESTORS L.P. By: KNR Resource Investors GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

RENEE C-I HOLDING L.P. By: Renee Holding GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

KNR RESOURCE HOLDINGS I L.P. By: KNR Resource Holdings GP I LLC

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

NEWARK ACQUISITION I L.P. By: Newark Acquisition GP I LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Authorized Person

CONTANGO RESOURCES, LLC
CONTANGO ALTA INVESTMENTS, LLC
CONTANGO MIDSTREAM COMPANY, LLC
CONTARO COMPANY, LLC
IE L MERGER SUB LLC
CONTANGO AGENTCO ONSHORE, INC.

By:	/s/ Clay Rynd
Name: Clay Rynd
Title: Senior Vice President

ADMINISTRATIVE AGENT, COLLATERAL AGENT, LETTER OF CREDIT ISSUER and LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, a Letter of Credit Issuer and Lender

	By:	/s/ Jay Buckman
	Name:	Jay Buckman
	Title:	Director

LETTER OF CREDIT ISSUER and LENDER:	JPMORGAN CHASE BANK, N.A., as a Letter of Credit Issuer and Lender

	By:	/s/ Michael Kamauf
	Name:	Michael Kamauf
	Title:	Authorized Officer

LENDER:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Ajay Prakash
	Name:	Ajay Prakash
	Title:	Director

LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	/s/ Kristan Spivey
	Name:	Kristan Spivey
	Title:	Authorized Signatory

LENDER:	FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Thomas Kleiderer
	Name:	Thomas Kleiderer
	Title:	Managing Director

LENDER:	KEYBANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ David Bornstein
	Name:	David Bornstein
	Title:	Senior Vice President

LENDER:	MIZUHO BANK, LTD., as a Lender

	By:	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Authorized Signatory

LENDER:	TRUIST BANK, as a Lender

	By:	/s/ Greg Krablin
	Name:	Greg Krablin
	Title:	Director

LENDER:	MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

	By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

LENDER:	CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

	By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

	By:	/s/ Wesley Cronin
	Name:	Wesley Cronin
	Title:	Authorized Signatory

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Lyle Levy
	Name:	Lyle Levy
	Title:	Director

Exhibit A

Amended Credit Agreement

[see attached]

Execution Version

Exhibit A

CREDIT AGREEMENT

Dated as of May 6, 2021

among

CRESCENT ENERGY FINANCE LLC

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent

and a Letter of Credit Issuer,

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

JPMORGAN CHASE BANK, N.A.

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

i

v

Schedules and Exhibits

Schedule 1.1(a)

Schedule 1.1(b)

Schedule 1.1(c)

Schedule 1.1(d)

Schedule 1.1(e)

Schedule 1.1(f)

Schedule 6.3

Schedule 8.4

Schedule 8.11

Schedule 8.12

Schedule 8.17

Schedule 8.18

Schedule 8.19

Schedule 9.9

Schedule 10.1

Schedule 10.2

Schedule 10.4

Schedule 10.5

Schedule 10.6

Schedule 10.8

Schedule 13.2

Elected Commitment Amounts and Maximum Credit Amount

Excluded Stock

Excluded Subsidiaries

Closing Date Existing Letters of Credit

Closing Date Subsidiary Guarantors

Closing Date Non-Lender Secured Hedge Agreements

Local Counsel Jurisdictions

Litigation

Compliance With ERISA

Subsidiaries

Closing Date Gas Imbalances

Closing Date Marketing Agreements

Closing Date Hedge Agreements

Closing Date Affiliate Transactions

Closing Date Indebtedness

Closing Date Liens

Scheduled Dispositions

Closing Date Investments

Closing Date Dividends

Closing Date Negative Pledge Agreements

Notice Addresses

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K Exhibit L Exhibit M Exhibit N-1 Exhibit N-2 Exhibit N-3 Exhibit N-4 Exhibit O Exhibit P

Form of Assignment and Acceptance

Form of Compliance Certificate

Form of Customary Intercreditor Agreement

Form of Guarantee

Form of Intercompany Note

Form of Mortgage/Deed of Trust

Form of Notice of Borrowing

Form of Pledge Agreement

Form of Reserve Report Certificate

Form of Security Agreement

Form of Letter Credit Requests

Form of Credit Party Closing Certificate

Form of Solvency Certificate

Form of Non-Bank Tax Certificate

Form of Non-Bank Tax Certificate

Form of Non-Bank Tax Certificate

Form of Non-Bank Tax Certificate

Form of Revolving Promissory Note

Form of Term Loan Promissory Note

CREDIT AGREEMENT, dated as of May 6, 2021, among CRESCENT ENERGY FINANCE LLC (f/k/a Independence Energy Finance LLC), a Delaware limited liability company (the “Borrower”), (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), WELLS FARGO BANK NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party hereto.

RECITALS

WHEREAS, (a) the Borrower has requested that the Lenders extend credit in the form of Loans made available to the Borrower on the Closing Date and at any time and from time to time after the Closing Date subject to the Available Commitment and (b) the Borrower has requested that the Letter of Credit Issuers issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of the Letter of Credit Commitment;

WHEREAS, in connection with, and prior to the completion of, an offering of $500.0 million aggregate principal amount of 7.250% Senior Notes (the “Closing Date Unsecured Notes”) due 2026, certain restructuring transactions shall be undertaken, as more fully described in that certain Yanchang Reorganization Agreement, dated as of May 6, 2021, by and among Crescent Energy Finance LLC (f/k/a Independence Energy Finance LLC), a Delaware limited liability company, Independence Energy MM LLC, a Delaware limited liability company, the Borrower and certain of the other Credit Parties party thereto (the “Reorganization”);

WHEREAS, in furtherance of the Transactions (as defined below), the Existing Borrowers, each of which is a direct or indirect Subsidiary of the Borrower, wish to repay in full all principal, interest, and other amounts outstanding under the Existing Credit Facilities (the “Closing Date Refinancing”);

WHEREAS, in connection with the foregoing, (i) the Borrower has requested that on the Closing Date the Lenders provide Loans to the Borrower in order to fund a portion of the Closing Date Refinancing, (ii) at any time and from time to time upon the Closing Date and prior to the Maturity Date, the proceeds of the Loans will be used by the Borrower for the Transactions, for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions) and (iii) the Letters of Credit will be used by the Borrower and its Subsidiaries for general corporate purposes and to provide or support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets;

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, NYFRB Rate or in the one-month Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.18(b) hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.18(b)), then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Account Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the UCC over any deposit account or securities account maintained by any Credit Party (in each case, other than an Excluded Account), in each case, among the Administrative Agent, the applicable Credit Party and the applicable financial institution at which such deposit account or securities account is maintained.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount (or, at the election of the Borrower, if the annualized portion of Acquired EBITDAX for the most recent portion of such period is a more appropriate indicator of future performance than Acquired EBITDAX for such period (as determined by the Borrower in good faith), the annualized portion) for such period of Consolidated EBITDAX of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDAX.”

“Acquisition Hedges” shall have the meaning assigned to such term in Section 10.10(b).

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted Revolving Commitment” shall mean, at any time, the Total Revolving Commitment less the aggregate amount of Revolving Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Wells Fargo Bank, National Association, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided that in no event will any portfolio company of KKR or its Affiliates be considered as an Affiliate of the Borrower or any Restricted Subsidiaries (except with respect to Section 9.9).

“Affiliated Institutional Lender” shall mean (i) any Affiliate of KKR or its Affiliate that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business and (ii) KKR Corporate Lending LLC and KKR Capital Markets LLC.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than the Borrower, any Subsidiary of the Borrower, or any Affiliated Institutional Lender).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Elected Commitment Amount” means the sum of the Elected Commitment Amounts of all of the Lenders. The Aggregate Elected Commitment Amount as of the Fourth Amendment Effective Date is $1,300,000,000.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated from time to time in connection with an optional increase of the Aggregate Maximum Credit Amount pursuant to Section 2.16(a) or a termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 4.2. The Aggregate Maximum Credit Amount as of the Fourth Amendment Effective Date is $3,000,000,000.

“Agreement” shall mean this Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or any SOFR or ABR floor, in each case, incurred or payable by the Credit Parties generally to all the lenders of such Indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), and (b) “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders), success fees, consent fees paid to consenting lenders, ticking fees on undrawn commitments or any other fees not paid ratably to all lenders in the primary syndication of such Indebtedness.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication,

(a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date, through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower, but excluding all proceeds from the issuance of Disqualified Stock; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(g)(iii)(B), Section 10.5(h)(ii) and Section 10.5(i)(B) after the Closing Date, and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of any Dividends made by the Borrower pursuant to Section 10.6(k) after the Closing Date, and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 10.7(c)(iii) after the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean, for any day, with respect to:

(a) any ABR Revolving Loan, Term SOFR Revolving Loan or Daily Simple SOFR Revolving Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	< 30%	≥ 30% but <60%	≥ 60% but <80%	≥ 80% but <90%	≥ 90%
Term SOFR Revolving Loans or Daily Simple SOFR Revolving Loans	2.35%	2.60%	2.85%	3.10%	3.35%
ABR Revolving Loans	1.25%	1.50%	1.75%	2.00%	2.25%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

It is understood and agreed that, with respect to any Term SOFR Loans or Daily Simple SOFR Loans, as the case may be, the applicable rate per annum specified in the grid above has been increased to reflect a credit spread adjustment of 0.10% for the transition of LIBOR to SOFR.

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; and

(b) any Term Loan, the rate per annum as set forth in the Term Loan Amendment for such Term Loan.

“Approved Fund” means an Approved Revolving Fund or an Approved Term Fund, or both, as the context may require.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) W. D. Van Gonten & Co. Petroleum Engineering, (d) DeGolyer and MacNaughton, (e) LaRoche Petroleum Consultants, Ltd., (f) Cawley, Gillespie & Associates, (g) Haas Engineering, (h) William M. Cobb & Associates and (i) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Approved Revolving Fund” shall mean any Fund that is administered or managed by (a) a Revolving Lender, (b) an Affiliate of a Revolving Lender or (c) an entity or an Affiliate of an entity that administers or manages a Revolving Lender; provided, that with respect to any Affiliate or entity referred to in clause (b) or (c) above, such Affiliate or entity shall be a financial institution that is engaged in oil and gas reserve-based lending governed by a borrowing base in the ordinary course of its business.

“Approved Term Fund” shall mean any Fund that is administered or managed by (a) a Term Lender, (b) an Affiliate of a Term Lender or (c) an entity or an Affiliate of an entity that administers or manages a Term Lender; provided, that with respect to any Affiliate or entity referred to in clause (b) or (c) above, such Affiliate or entity shall be a financial institution that is engaged in oil and gas reserve-based lending governed by a borrowing base in the ordinary course of business.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent.

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Restricted Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.20; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Agent.

“Authorized Officer” shall mean as to any Person, (a) the President, any Vice President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Executive Vice President, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the Vice President-Acquisition Activities, the Vice President-Investments, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and (b) any other individual designated as such in writing to the Administrative Agent by a Person described in clause (a). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Borrowing Base” means, at any time, the amount of the Borrowing Base then in effect minus the Total Term Loan Exposures.

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the Total Revolving Credit Exposures at such time.

“Available Free Cash Flow” means, as of any time of calculation thereof, the amount equal to: (a) Free Cash Flow as of the last day of the most recently ended Test Period, minus (b) the sum of (i) the aggregate amount of Dividends made under Section 10.6(j) and (ii) the aggregate amount of payments made on Permitted Additional Debt or Permitted Junior Lien Debt under Section 10.7(a)(v) in the case of this clause (b) that, in each case, has occurred during the period commencing with the first day of the most recently ended Test Period, through and including the time of calculation.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Price Deck” shall mean the Administrative Agent’s most recent internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in the case of clause (ii) above, such adjustment shall not be in the form of an increase of the Applicable Margin.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and the applicability of other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type and Class of Loan on a given date (or resulting from conversions on a given date) having, in the case of Term SOFR Loans, the same Interest Period.

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Borrowing Base Adjustment Provisions” shall mean Section 2.14(e), Section 2.14(f), and Section 2.14(g).

“Borrowing Base Deficiency” occurs if, at any time, the sum of (a) the Total Revolving Credit Exposures plus (b) the Total Term Loan Exposures, exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the sum of (a) the Total Revolving Credit Exposures plus (b) the Total Term Loan Exposures, exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 9.14 and evaluated for purposes of determining the Borrowing Base then in effect.

“Borrowing Base Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding at least 100% of the Total Credit Exposures (excluding (a) the Loans and Letter of Credit Exposure of Defaulting Lenders and (b) the Excluded Term Loan Exposures) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Total Revolving Credit Exposures plus the Total Term Loan Exposures on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close; provided that, in relation to Daily Simple SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Loan, or any other dealings of such Loan, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, any lease that would have been characterized as an operating lease pursuant to GAAP prior to the date of the Borrower’s adoption of ASC 842 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations that are recharacterized as Capitalized Lease Obligations due to the Borrower’s adoption of ASC 842 shall not be treated as Capitalized Lease Obligations for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP prior to the date of the Borrower’s adoption of ASC 842.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c). “Cash Collateralization” and “Cash Collateralized” shall have meanings correlative thereto.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Revolving Lender or an Agent or an Affiliate of a Revolving Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“Change in Law” shall mean the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or a Letter of Credit Issuer (or, for purposes of Section 2.10(c), by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and liquidity requirements similar to those described in Section 2.10(a)(ii) and Section 2.10(c) generally on other borrowers of loans under United States reserve-based credit facilities.

“Change of Control” shall mean and be deemed to have occurred if:

(a) at any time prior to a Qualified IPO, (x) the Permitted Holders shall at any time cease, directly or indirectly, to have the power to vote or direct the voting of at least 35% of the Voting Stock of the Borrower or (y) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the voting power of the outstanding Voting Stock of the Borrower that is greater than the percentage of such voting power of such Voting Stock in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders, or

(b) at any time on and after a Qualified IPO, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than the greater of (i) 35% of the ordinary voting power for the election of directors of the Borrower and (ii) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower, or

(c) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money permitted under Section 10.1 with an outstanding principal amount in excess of $75,000,000 or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an outstanding principal amount in excess of $75,000,000.

Notwithstanding the foregoing, for the avoidance of doubt, a Change of Control shall not occur as a result of the IPOCo Transactions, the Qualified IPO and any transactions relating thereto, including, without limitation, (i) the contribution of the Stock and/or Stock Equivalents of the Borrower to IPOCo or (ii) any transaction in which the Borrower remains a subsidiary of IPOCo but one or more intermediate holding companies between the Borrower and IPOCo are added, liquidated, merged or consolidated out of existence (except, after giving effect to a Qualified IPO, as a result of the circumstances described in clause (b) above).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Stock or Stock Equivalents subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Stock or Stock Equivalents in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Stock or Stock Equivalents of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Stock or Stock Equivalents of another Person as a result of its ownership of the Stock or Stock Equivalents or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Stock or Stock Equivalents entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity. No Change of Control will be deemed to have occurred unless and until such Change of Control has actually been consummated.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, original issue discount, upfront fees or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class. In addition, when used in reference to any Loan, the term “Class” may refer to whether such Loan is a Revolving Loan or a Term Loan.

“Closing Date” shall mean May 6, 2021.

“Closing Date Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Closing Date Unsecured Notes” has the meaning provided in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean Wells Fargo Bank, National Association, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties represent at least 85% of the PV-9 of the Credit Parties’ total Proved Reserves, included, as of the Closing Date, in the Initial Reserve Report, and, thereafter, in the most recent Reserve Report delivered pursuant to Section 9.14.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Commitment, Extended Commitment or Revolving Commitment, as applicable.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean the Compliance Certificate substantially in the form of Exhibit B.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated EBITDAX” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains on such Hedging Obligations), bank fees, deferred financing fees, costs of surety bonds in connection with financing activities, commissions, discounts, yield and other fees and charges related to financing activities (including letters of credit),

(ii) provision for taxes based on income, profits (including any margin tax related thereto) or capital, including U.S. federal, state, non-U.S., franchise, excise, property and similar taxes and foreign withholding taxes (including (i) any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations and (ii) the amount of distributions actually made in accordance with Section 10.6(f)(ix)) paid or accrued during such period, including any penalties and interest relating to any tax examinations, and the net tax expense associated with any adjustments made pursuant to the definition of Consolidated Net Income,

(iii) depreciation, depletion and amortization, including the amortization of intangible assets established through purchase accounting and the amortization of deferred financing fees or costs, and commissions, fees and expenses and amortization of Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses to pensions and other post-employment benefits of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(iv) Non-Cash Charges,

(v) the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation,

(v) restructuring charges, accruals or reserves or related charges (including restructuring costs related to acquisitions after the Closing Date), equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments,

(vi) the amount of management, monitoring, consulting, advisory and similar fees and indemnities and related expenses (it being understood that this clause (vi) is not intended to address ordinary course general and administrative expenses) paid or accrued in such period to (or on behalf of) the Sponsor to the extent otherwise permitted by Section 9.9,

(vii) exploration expenses or costs and accretion of asset retirement obligations,

(viii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower (other than Disqualified Stock),

(ix) to the extent covered by insurance and directly or indirectly reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days) reimbursable by a third party, expenses with respect to liability or casualty events or business interruption,

(x) losses on asset Dispositions, disposals or abandonments (other than asset Dispositions, disposals or abandonments in the ordinary course of business),

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to paragraph (b) below for any previous period and not added back,

(xii) the amount of “run rate” revenue enhancements, cost savings, operating expense reductions and savings from synergies (x) related to the Transactions projected by the Borrower in good faith to result from actions that have been taken, or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), within 36 months after the Closing Date or (y) related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements) consummated after the Closing Date and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken, or are expected to be taken (in the good faith determination of the Borrower) within 36 months after consummation of such merger or other business combination, acquisition, divestiture, restructuring, operating improvement or cost savings initiative or other similar initiative that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), and projected by the Borrower in good faith to result within 36 months after such actions are taken, in each case, calculated on a Pro Forma Basis as though such revenue enhancements, cost savings, operating expense reductions, and savings from synergies had been realized on the first day of such period, as if such revenue enhancements, cost savings, operating expense reductions and savings from synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such “run rate” revenue enhancements, cost savings, operating expense reductions and savings from synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and certified by an Authorized Officer of the Borrower and (B) no revenue enhancements, cost savings, operating expense reductions and savings from synergies shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDAX, whether through a Pro Forma Adjustment or otherwise, for such period,

(xiii) [reserved],

(xiv) the amount of any loss attributable to a new plant or facility, until the date that is 12 months after the date of commencing construction of or acquiring such plant or facility, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by an Authorized Officer of the Borrower and (B) losses attributable to such plant or facility after 12 months from the date of commencing such construction of or acquiring such plant or facility, as the case may be, shall not be included in this clause (xiv), and

(xv) costs associated with preparations for and implementation of Public Company Compliance,

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period),

(ii) gains on asset Dispositions, disposals and abandonments,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDAX in any period to the extent non-cash losses relating to such income were added in the calculation of Consolidated EBITDAX pursuant to paragraph (a) above for any previous period and not deducted,

(iv) in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that:

(A) there shall be included in determining Consolidated EBITDAX for any period, without duplication, (x) the Acquired EBITDAX of any Person or business or attributable to any property or asset, acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDAX of any related Person or business or any Acquired EBITDAX attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred or otherwise Disposed of by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so Disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual (or, at the election of the Borrower, if the annualized portion of Acquired EBITDAX for the most recent portion of such period is a more appropriate indicator of future performance than Acquired EBITDAX for such period (as determined by the Borrower in good faith), the annualized portion of) Acquired EBITDAX of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and (y) for the purposes of the definition of the term “Permitted Acquisition” and the calculation of the Consolidated Total Debt to Consolidated EBITDAX Ratio (including, without limitation, the calculation for purposes of Section 10.11), but without limiting the adjustments included in the definition of Consolidated EBITDAX, an adjustment equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business shall be added back to Consolidated EBITDAX for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in a certificate executed by an Authorized Officer and delivered to the Administrative Agent (for further delivery to the Lenders), and

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDAX for any period, the Disposed EBITDAX of any Person or business or attributable to any property or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise Disposed of or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, business, property or asset so sold or Disposed of or closed, a “Sold Entity or Business”), and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDAX of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, abandonment or Disposition, closure or conversion).

Notwithstanding the foregoing, the aggregate amount of add-backs made pursuant to subclause (xii) of clause (a) above in any Test Period shall not exceed 15% of Consolidated EBITDAX (prior to giving effect to such add-backs) for such Test Period and the Borrower shall deliver reasonable supporting detail regarding such add-backs in the form of an exhibit reasonably acceptable to the Administrative Agent.

Consolidated EBITDAX shall be calculated for each four-fiscal quarter period using the Consolidated EBITDAX for the four most recently ended fiscal quarters. Notwithstanding anything to the contrary contained herein, (x) for purposes of determining Consolidated EBITDAX under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, Consolidated EBITDAX for such fiscal quarters shall be $143,367,297, $129,544,637, $133,841,136, and $134,639,893, respectively, in each case, as may be subject to add-backs and adjustments (without duplication) for the applicable Test Period (to the extent such add-backs and adjustments are not otherwise included in the foregoing amount specified for the applicable fiscal quarter) and (y) Consolidated EBITDAX for the fiscal quarter ended March 31, 2021 shall be calculated in accordance with this definition of “Consolidated EBITDAX”.

For the avoidance of doubt, Consolidated EBITDAX shall be calculated, including Pro Forma Adjustments, in accordance with Section 1.10.

“Consolidated Net Income” shall mean, for any period, the net income (loss) attributable to the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any extraordinary, unusual or non-recurring charges and gains for such period (less all fees and expenses relating thereto), including any restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP) and any unusual or non-recurring operating expenses directly attributable to the implementation of strategic initiatives, cost-savings initiatives or business optimization (including costs associated with the implementation or adoption of business optimization programs, new systems design, retention charges, system establishment costs and implementation costs, project start-up costs, new financial reporting, and accounting or information systems expected to result in business optimization), severance costs, relocation costs, signing costs, one-time compensation costs and expenses, consulting fees, retention or completion bonuses, executive recruiting costs, transition costs, costs related to the integration, opening, pre-opening, closure and/or consolidation of facilities and fixed assets, costs and expenses incurred in connection with non-ordinary course product and intellectual property development and costs from curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(b) (i) the cumulative effect of a change in accounting principles during such period whether effected through a cumulative effect adjustment or a retroactive application, in accordance with GAAP, (ii) any non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, (iii) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); provided, that the foregoing shall exclude any adjustments resulting from (x) effects of adjustments to accruals and reserves during a prior period relating to any change in methodology calculating reserves, rebates or other chargebacks and (y) the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(c) gains (losses) on asset Dispositions, disposals or abandonments (other than asset Dispositions, disposals or abandonments in the ordinary course of business) provided that the exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Borrower pending such sale,

(d) Transaction Expenses incurred prior to or on or about the Closing Date,

(e) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset Disposition, issuance, incurrence or Refinancing of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring acquisition costs incurred during such period as a result of any such transaction,

(f) any net after tax effect on income (or loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments,

(g) any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(h) accruals and reserves established or adjusted, or other charges required as a result of, the adoption or modification of accounting policies during such period,

(i) any non-cash liabilities recorded in connection with stock-based, partnership interest-based or similar incentive-based compensation awards or arrangements, including without limitation (i) any equity or phantom equity based or non-cash compensation charge or expense, including any charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with equity incentives or other long term incentive compensation plans (including under the Borrower’s deferral compensation arrangements), the rollover, acceleration, or payout of, Stock or Stock Equivalents by management, other employees or business partners of the Borrower or of a Restricted Subsidiary or any parent entity, (ii) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees and (iii) any income (loss) attributable to deferred compensation plans or trusts,

(j) [reserved],

(k) any net income (or loss) for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually received by the Borrower or a Restricted Subsidiary in cash or Permitted Investments (or to the extent converted into cash or Permitted Investment),

(l) to the extent covered by insurance and directly or indirectly reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement,

(m) effects of adjustments related to the application of recapitalization accounting or purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries),

(n) accruals and reserves that are established or adjusted in connection with an Investment or an acquisition that are required to be established or adjusted as a result of such Investment or such acquisition, in each case, in accordance with GAAP,

(o) (i) Non-Cash Charges, (ii) any impairment charges or asset write-off or write-down, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and (iii) any impairment charges, asset writeoff or write-down, including ceiling test write-downs on Oil and Gas Properties under GAAP or SEC guidelines,

(p) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments,

(q) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items,

(r) any non-cash rent expense, and

(s) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by the Borrower or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clauses (a) and (b) (other than intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit) and clause (f) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate amount of Unrestricted Cash listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (provided that, at any time the Total Revolving Credit Exposures, exceeds 5% of the Loan Limit, the amount deducted from Consolidated Total Debt pursuant to this (b) shall not exceed 10% of the Loan Limit as of such date of determination).

“Consolidated Total Debt to Consolidated EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated EBITDAX for such Test Period.

“Contango Existing Letters of Credit” shall mean (i) the RBC Contango Letter of Credit existing on the First Amendment Effective Date, (ii) that certain Irrevocable Standby Letter of Credit No. IS000034149U issued by Wells Fargo Bank, National Association to Mid-Con Energy Properties, LLC for the benefit of American Contractors Indemnity Company and/or U.S. Specialty Insurance Company, Tokio Marine HCC Surety, in an aggregate face amount equal to $1,000,000.00, existing on the First Amendment Effective Date and (iii) any amendments, extensions and renewals of the foregoing

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDAX.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDAX.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FS1” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 13.28(b).

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, any Extension Amendment and any Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent is party, and any Incremental Agreement.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Exposure” shall mean, as to any Lender at any time, the sum of (a) the unused Revolving Commitments of such Lender, (b) the Revolving Credit Exposures of such Lender and (c) the Term Loan Exposure of such Lender at such time.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Cure Deadline” shall have the meaning provided in Section 11.13(a).

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Current Assets” shall mean, at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, plus the Available Commitment, but excluding (a) all non-cash assets under ASC 815 and ASC 842 and (b) the aggregate amount of any deposits (in each case, whether in cash or otherwise) posted by the Borrower or any of its Restricted Subsidiaries to secure Hedging Obligations owing by such Persons or to cover market exposures.

“Current Liabilities” shall mean, at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding, without duplication, (a) the liabilities related to the return of any deposits (in each case, whether cash or otherwise) posted to the Borrower or any of its Restricted Subsidiaries to secure any counterparty’s Hedging Obligations owing to the Borrower or any of its Restricted Subsidiaries or to cover such counterparty’s market exposure, (b) the current portion of any Funded Debt, (c) all Indebtedness (including Letters of Credit Outstanding) under this Agreement, or under any Permitted Refinancing Indebtedness in respect of either thereof, in each case, to the extent otherwise included therein, (d) the current portion of interest, (e) the current portion of current and deferred income taxes or any amounts payable as tax distributions, (f) any non-cash liabilities recorded in connection with stock-based, partnership interest-based or similar incentive-based compensation awards or arrangements, (g) any other liabilities that are not Indebtedness and will not be settled in cash or Permitted Investments during the next succeeding twelve month period after such date, (h) the effects from applying purchase accounting, (i) non-cash obligations under ASC 815 and ASC 842, (j) Indebtedness of a Credit Party incurred for the purpose of funding any deposit paid in the ordinary course of business to a seller of Oil and Gas Properties (or its designee) in advance of the acquisition thereof by any Credit Party while such Credit Party is awaiting the receipt of the proceeds of a capital call, provided that such Indebtedness is repaid in full within 20 Business Days of being incurred, and (k) Indebtedness of a Credit Party for the purpose of funding working capital while such Credit Party is awaiting the receipt of a capital call, provided that such Indebtedness is repaid in full within 45 Business Days of being incurred.

“Current Ratio” shall mean, as of any date of determination, the ratio of (a) Current Assets as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Current Liabilities as of the last day of such Test Period.

“Customary Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit C (which agreement in such form or with immaterial changes thereto the Collateral Agent is irrevocably authorized (and each Lender hereby irrevocably directs the Collateral Agent) to enter into) or otherwise reasonably acceptable to the Administrative Agent and the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 10.2(w) to be, and intended to be, secured on a junior basis to the Obligations.

“Daily Simple SOFR” means, for any day (a “SOFR Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Day is a U.S. Government Securities Business Day, such SOFR Day or (ii) if such SOFR Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For the avoidance of doubt, if the Daily Simple SOFR shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Daily Simple SOFR Loan” shall mean any Loan bearing interest at a rate determined by reference to Daily Simple SOFR.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide diversified debt fund and is not either (a) a natural person or (b) the Borrower, a Subsidiary of the Borrower.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Designated Persons” shall mean any Person:

(i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (the “SDN List”) published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations; or

(ii) in which any Person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disposed EBITDAX” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” and “Disposed” shall have a correlative meaning.

“Disqualified Institution” shall mean (i) those Persons that have been specified in writing by the Borrower to the Administrative Agent prior to the Closing Date and (ii) any competitor of the Borrower and its Subsidiaries and any Affiliates of such competitor that are operating companies (or Affiliates of operating companies) subsequently identified in writing by the Borrower, other than their respective financial investors that are not operating companies and other than any Debt Fund Affiliate. The list of Disqualified Institutions shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements. Notwithstanding the foregoing, “Disqualified Institution” shall not include any Person that (i) has acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) becomes a competitor of the Borrower, in each case, before such entity is added to the list of Disqualified Institutions.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Latest Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or immediate family members) of the Borrower or its Subsidiaries (or any direct or indirect parent thereof) or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or immediate family members), such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries (or any direct or indirect parent thereof) in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Commitment Amount” shall mean, (a) with respect to each Revolving Lender as of the Fourth Amendment Effective Date, the amount set forth opposite such Revolving Lender’s name on Schedule 1.1(a) as such Revolving Lender’s “Elected Commitment Amount” and (b) in the case of any Person that becomes a Revolving Lender after the Fourth Amendment Effective Date, the amount specified as such Revolving Lender’s “Elected Commitment Amount” in the Assignment and Acceptance or in the Incremental Agreement pursuant to which such Revolving Lender assumed a portion of the Total Revolving Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violations or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit required under any such Environmental Law, including, without limitation, (i) any by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury to any Person (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” shall have the meaning provided in Section 12.16.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash” means, at any time, the aggregate amount of cash or Permitted Investments of the Borrower and its Restricted Subsidiaries (other than Excluded Cash) in excess of an amount equal to (i) for purposes of Section 5.2(f), 15% of the then effective Borrowing Base or (ii) for purposes of Section 7.2, 10% of the then effective Borrowing Base.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Accounts” shall mean (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Restricted Subsidiaries, (b) fiduciary accounts, trust accounts and suspense accounts of the Borrower and any Restricted Subsidiary holding royalty obligations, (c) escrow accounts or other similar accounts used solely for escrow funds or other deposits in connection with acquisitions or dispositions that are subject to an executed purchase and sale agreement, (d) “zero balance” accounts, (e) accounts of the Borrower and any Restricted Subsidiary constituting cash collateral accounts permitted under Section 10.2(b) (provided that any such account subject to control agreements in favor of the Collateral Agent, for the benefit of the Secured Parties, or otherwise constituting cash collateral in favor of the Collateral Agent, for the benefit of the Secured

Parties shall not be an Excluded Account) and (f) other accounts selected by the Borrower and its Restricted Subsidiaries so long as the average daily maximum balance in any such other account over a 30-day period does not at any time exceed $3,500,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (f) on any day shall not exceed $17,500,000.

“Excluded Cash” shall mean, as of any date of determination, without duplication, (a) any cash or Permitted Investments to be used (i) to pay obligations of the Borrower or any Restricted Subsidiary then due and owing or to make Dividends, debt prepayments, Investments or other acquisitions not prohibited by this Agreement or (ii) to pay bona fide royalty obligations, working interest obligations, production payments, vendor payments and suspense payments due and owing in each case of clauses (i) and (ii), for which the Borrower or such Restricted Subsidiary (x) has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Borrower or such Restricted Subsidiary) or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within ten (10) Business Days thereafter, (b) any cash or Permitted Investments held in Excluded Accounts or in other accounts, in each case designated and used solely for one or more of the following purposes: (i) payroll or employee wage and benefit payments, (ii) the payment of taxes, including severance and ad valorem taxes, payroll taxes and other taxes of the Borrower or any Restricted Subsidiary that are due and payable within the existing fiscal quarter, or (iii) to pay trust and fiduciary obligations of the Borrower or any Restricted Subsidiary, (c) any cash or Permitted Investments held for the Cash Collateralization of Letters of Credit, (d) while and to the extent refundable, any cash or Permitted Investments held by the Borrower or any Restricted Subsidiary constituting purchase price deposits pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such deposits, (e) any cash or Permitted Investments (including any proceeds of a Borrowing) held by the Borrower or any Restricted Subsidiary in good faith to fund any customary deposit in the nature of earnest money with respect to, or the purchase price of, any future acquisition permitted under this Agreement, provided that the Borrower shall have provided written notice of its intention to make such acquisition to the Administrative Agent at or prior to such time and (f) any proceeds of a Borrowing used to make Dividends, debt prepayments, Investments or other acquisitions not prohibited under this Agreement, in each case to the extent the Borrower has provided notice to the Administrative Agent of such purpose on or prior to the date of such Borrowing; provided that, in the case of clauses (e) and (f), such proceeds of a Borrowing shall only constitute Excluded Cash from the date of such Borrowing through and including the tenth Business Day after such Borrowing.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower and the Collateral Agent), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 65% of the Voting Stock of such Subsidiary, (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (d)(i) or (d)(ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and only for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Stock or Stock Equivalents of any Immaterial Subsidiary (unless a security interest in the Stock or Stock Equivalents of such Subsidiary may be perfected by filing an “all assets” UCC financing statement) and any Unrestricted Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary or FSHCO, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent; provided, further, that, notwithstanding anything herein to the contrary, the Stock and Stock Equivalents of any Restricted Subsidiary owning Borrowing Base Properties shall not be Excluded Stock.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(c) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) [reserved], (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary, (f) each FSHCO, (g) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5 financed with secured Indebtedness incurred pursuant to Section 10.1(j) and permitted by the proviso in Section 10.1(j)(iii) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition or other Investment permitted by Section 10.5 to which such Restricted

Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (h) each not-for-profit Subsidiary, (i) each Captive Insurance Subsidiary, (j) [reserved], (k) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, and (l) each Unrestricted Subsidiary; provided that, notwithstanding anything herein to the contrary, no Restricted Subsidiary owning Borrowing Base Properties shall be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Credit Party as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (each, a “Recipient”), (i) Taxes imposed on or measured by its net income or branch profits (however denominated), and franchise (and similar) Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party with respect to an interest in an applicable Loan or Commitment that is required to be imposed on amounts payable to such Lender pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) or (iv) any Tax imposed under FATCA.

“Excluded Term Loan Exposures” shall mean the Term Loan Exposures of Term Lenders holding Term Loans with respect to which the terms of the Term Loan Amendments for such Term Loans specifically state that such Term Loans and the Term Loan Exposure attributable to such Term Loans shall not be included for purposes of determining the “Borrowing Base Required Lenders”, the “Majority Lenders” or the “Required Lenders” for any purpose under this Agreement.

“Existing Borrowers” shall mean each of the “Borrowers” under and as defined in the Existing Credit Facilities.

“Existing Class” shall mean an Existing Revolving Class or an Existing Term Class, as applicable.

“Existing Commitment” shall mean an Existing Revolving Commitment or an Existing Term Commitment, as applicable.

“Existing Credit Facilities” shall mean (i) that certain Amended and Restated Credit Agreement, among Renee Acquisition LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of January 31, 2020, as amended by that First Amendment to Amended and Restated Credit Agreement and Borrowing Base Determination Agreement, dated as of July 7, 2020, (ii) that certain Credit Agreement, among Independence Minerals L.P. (f/k/a KFH Royalties L.P.), the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, dated as of October 25, 2019, as amended by (A) the First Amendment to Credit Agreement, dated as of July 30, 2020, (B) the Second Amendment to Credit Agreement, dated as of October 15, 2020 and (C) the Third Amendment to Credit Agreement, dated as of March 5, 2021, (iii) that certain Credit Agreement, among Venado EF L.P., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 10, 2017, as amended by (A) the First Amendment and Borrowing Base Redetermination Agreement, dated as of May 7, 2018, (B) the Second Amendment and Borrowing Base Redetermination Agreement, dated as of October 29, 2018, (C) the Third Amendment and Borrowing Base Redetermination Agreement, dated as of May 9, 2019, (D) the Fourth Amendment and Borrowing Base Redetermination Agreement, dated as of May 26, 2020 and (E) the Fifth Amendment and Borrowing Base Redetermination Agreement, dated as of December 23, 2020, (iv) that certain Credit Agreement among Bridge Energy LLC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, dated as of July 21, 2017, as amended by (A) the First Amendment to Credit Agreement dated May 23, 2018, (B) the Second Amendment to Credit Agreement dated November 2, 2018, (C) the Third Amendment to Credit Agreement dated as of June 4, 2019 and (D) the Fourth Amendment to Credit Agreement dated as of July 3, 2020, (v) that certain Amended and Restated Credit Agreement, among Independence Upstream Holdings L.P. (f/k/a Colt Real Asset Holdings L.P.), as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of June 7, 2019 as amended by (A) the First Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination Agreement dated as of July 14, 2020 and (B) the Second Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination Agreement dated as of October 15, 2020, (vi) that certain Amended and Restated Credit Agreement, among KNR Resource Investors L.P., as borrower, the lenders party and JPMorgan Chase Bank, N.A., as administrative agent, dated as of June 7, 2019 as amended by the First Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination, dated as of July 28, 2020, (vii) that certain Credit Agreement among Newark Acquisition I L.P., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of May 31, 2018 as amended by (A) the First Amendment to Credit Agreement dated as of July 11, 2018, (B) the

Second Amendment to Credit Agreement and Borrowing Base Redetermination Agreement dated as of May 30, 2019 and (C) the Third Amendment to Credit Agreement and Borrowing Base Redetermination Agreement dated as of July 7, 2020 and (viii) that certain Credit Agreement among VOG Palo Verde LP, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of February 28, 2018 as amended by (A) the First Amendment and Borrowing Base Redetermination Agreement, dated as of October 29, 2018, (B) Second Amendment and Borrowing Base Redetermination Agreement, dated as of May 9, 2019 and (C) the Third Amendment and Borrowing Base Redetermination Agreement, dated as of May 26, 2020.

“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule 1.1(d) and any amendments, extensions and renewals thereof.

“Existing Loans” means Existing Revolving Loans or Existing Term Loans, as applicable.

“Existing Revolving Class” shall have the meaning provided in Section 2.17.

“Existing Revolving Commitment” shall have the meaning provided in Section 2.17.

“Existing Revolving Loans” shall have the meaning provided in Section 2.17.

“Existing Term Class” shall have the meaning provided in Section 2.17.

“Existing Term Commitment” shall have the meaning provided in Section 2.17.

“Existing Term Loans” shall have the meaning provided in Section 2.17.

“Extended Commitments” shall mean Extended Revolving Commitments or Extended Term Commitments, as applicable.

“Extended Loans” shall mean Extended Revolving Loans or Extended Term Loans, as applicable.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.17.

“Extended Revolving Loans” shall have the meaning provided in Section 2.17.

“Extended Term Commitments” shall have the meaning provided in Section 2.17.

“Extended Term Loan Facility” means any Extended Term Loans of a given Term Loan Extension Series.

“Extended Term Loans” has the meaning set forth in Section 2.17.

“Extending Lender” shall have the meaning provided in Section 2.17.

“Extension Amendment” shall have the meaning provided in Section 2.17.

“Extension Date” shall have the meaning provided in Section 2.17.

“Extension Election” shall have the meaning provided in Section 2.17.

“Extension Request” shall have the meaning provided in Section 2.17.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Facility” means each of (a) any Term Loan Facility, (b) any Extended Term Loan Facility and (c) the Revolving Commitments and the Revolving Loans made thereunder, and “Facilities” shall be a collective reference to each of the foregoing.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations promulgated thereunder or official administrative interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement implementing any of the foregoing, and any law, regulation, rule, promulgation or official agreement implementing any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of September 24, 2021, among the Borrower, the Administrative Agent and the Lenders party thereto

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“Fitch” means Fitch Ratings Inc. or any successor by merger or consolidation to its business.

“Flood Insurance Laws” shall mean the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Comptroller of the Currency, the Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of Term SOFR or Daily Simple SOFR shall be 0.00%.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code any shares of which are treated as owned directly or indirectly by a United States Shareholder (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958(a) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment” shall mean that certain Fourth Amendment to Credit Agreement, dated as of September 23, 2022, among the Borrower, the Administrative Agent and the Lenders party thereto

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Free Cash Flow” means, as of any time of calculation thereof, the sum of the following for the most recently ended Test Period: (a) Consolidated EBITDAX for such four fiscal quarter period, minus (b) the increase (or plus the decrease) in non-cash working capital for such four fiscal quarter period, minus (c) the sum, without duplication, of the amounts for such four fiscal quarter period of (i) voluntary and scheduled cash repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness, (ii) capital expenditures paid in cash (other than to the extent such capital expenditures were themselves (or were incurred in connection with) an acquisition), (iii) consolidated interest expense paid in cash, (iv) taxes paid in cash, (v) exploration expenses paid in cash, and (vi) to the extent not included in the foregoing, all cash amounts that otherwise served to increase EBITDAX for such Test Period, except, in the case of each of clauses (c)(i)-(c)(vi) in this definition, to the extent financed with Free Equity Proceeds.

“Free Equity Proceeds” means proceeds of issuances of any Stock or Stock Equivalents of the Borrower or capital contributions to the Borrower from its equity holders to the extent such issuance or contribution would not result in an Event of Default; provided that, neither (a) proceeds from Disqualified Stock nor (b) amounts applied to increase EBITDAX pursuant to the terms of Section 11.13 shall be included in Free Equity Proceeds.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any direct or indirect Subsidiary substantially all of the assets of which consist of Stock, Stock Equivalents or Stock, Stock Equivalents and Indebtedness of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(e) and each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a Guarantee by causing such Restricted Subsidiary to execute a Guarantee and such Restricted Subsidiary shall be a Guarantor and a Credit Party for all purposes hereunder except to the extent released from such Guarantee in accordance with the terms hereof.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law due to its hazardous or dangerous properties or characteristics.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts and fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, (x) agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements, except for the Newark Basis Contract, which shall constitute a Hedge Agreement and (y) any right of a Person to ‘put’ an asset to another Person that arises in connection with an acquisition, disposition or similar agreement shall not be considered a Hedge Agreement.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (i) at the time it enters into a Hedge Agreement with the Borrower or any of its Restricted Subsidiaries is a Revolving Lender or Agent or an Affiliate of a Revolving Lender or Agent, or (ii) at any time after it enters into a Hedge Agreement with the Borrower or any of its Restricted Subsidiaries it becomes a Revolving Lender or Agent or an Affiliate of a Revolving Lender or Agent, (b) with respect to any Hedge Agreement with the Borrower or any of its Restricted Subsidiaries that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that is a Revolving Lender or Agent or an Affiliate of a Revolving Lender or Agent on the Closing Date and (c) solely in respect of those certain hedge transactions in effect on the Closing Date and specifically set forth on Schedule 1.1(f), J. Aron & Company LLC (provided that, for the avoidance of doubt, such Person shall not constitute a Hedge Bank pursuant to this clause (c) with respect to any Hedge Agreement or transactions under any Hedge Agreement entered into on or after the Closing Date).

“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the Restricted Subsidiaries under such Hedge Agreement netted against the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j); provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined, processed or separated therefrom.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by an Authorized Officer of the Borrower.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) accruals for payroll and other liabilities incurred in the ordinary course of business and (iii) obligations resulting under firm transportation contracts or take or pay contracts or other similar agreements entered into in the ordinary course of business), (d) the face amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by the account of such Person and, without duplication, all drafts drawn thereunder, (e) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is limited in recourse, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) net Hedging Obligations of such Person, (h) all obligations of such Person in respect of the redemption, repayment or other repurchase of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) obligations to deliver Hydrocarbons, in consideration of one or more material advance payments, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (k) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (k) above; provided that Indebtedness shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt or (B) not include (i) trade and other ordinary course payables and accrued expenses, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, the net amount of (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and

(B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) operating leases or sale and leaseback transactions (except any resulting obligations under any Capital Lease) and (vii) commitments or obligations of such Person to make capital contributions in another Person or fund construction costs of equipment, gathering, transportation, processing, handling, pipelines and other related systems and facilities which constitute Industry Investments.

For purposes hereof, the amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith and (iii) the maximum amount for which such Person may be liable in respect of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than (a) Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including: (a) ownership interests (including equity or other ownership interests) in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties; and (c) Investments in direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Initial Maturity Date” shall mean the fifth anniversary of the Fourth Amendment Effective Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.

“Initial Reserve Report” shall mean, collectively, the reserve reports of the Existing Borrowers, prepared internally by the petroleum engineers of the Existing Borrowers, with respect to the Oil and Gas Properties of the Credit Parties, in each case rolled forward to an “as of” date of November 1, 2021, and delivered to the Administrative Agent prior to the Closing Date.

“Initial Revolving Loans” shall mean any Revolving Loans made hereunder other than any Extended Revolving Loans.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit E executed by the Borrower and each Subsidiary of the Borrower.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14(b).

“Investment” shall mean, for any Person: (a) the acquisition whether for cash, property, services or securities or otherwise of Stock, Stock Equivalents, evidences of Indebtedness or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of another Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. Except as otherwise explicitly addressed in any exception to Section 10.5, for purposes of covenant compliance, the amount of any Investment at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities by the Person holding such Investment.

“IPOCo” means a Person formed to acquire, directly or indirectly, Stock and Stock Equivalents of the Borrower in order to undertake a Qualified IPO.

“IPOCo Transactions” means the transactions in connection with the formation and capitalization of IPOCo prior to and in connection with and reasonably related to the Qualified IPO, including, without limitation: (a) the legal formation of IPOCo and one or more Subsidiaries of the Permitted Holders to own interests therein, (b) the contribution, directly or indirectly, of the Stock and Stock Equivalents of the Borrower and other Subsidiaries of the Borrower to IPOCo, or the other acquisition by IPOCo thereof (so long as, in each case, no Change of Control pursuant to clause (a) of the definition thereof occurs as a result thereof), (c) the conversion of the outstanding Stock and Stock Equivalents in the Borrower into a new class of Stock and Stock Equivalents in the Borrower, (d) the issuance of Stock and Stock Equivalents of IPOCo or the Borrower to the public and the use of proceeds therefrom to pay transaction expenses, distribute funds as a reimbursement for capital expenditures, and other purposes approved by a Permitted Holder, (e) the execution, delivery and performance of customary documentation (and amendments to existing documentation) governing the relations between and among the Borrower, IPOCo, the Permitted Holders and their respective Subsidiaries, including, without limitation, the execution, delivery and performance of a tax receivables agreement among IPOCo, the Borrower and the Permitted Holders on customary terms for similar transactions and (f) any other transactions and documentation related to the foregoing or necessary or appropriate in the view of the Permitted Holders or the board of directors of the Borrower or any direct or indirect parent of the Borrower in connection with the Qualified IPO.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“KKR” shall mean Kohlberg Kravis Roberts & Co., L.P.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Issuance Limit” means, with respect to each Letter of Credit Issuer, an amount equal to the greatest of (i) $60,000,000, (ii) 7.5% of the then effective Loan Limit and (iii) such higher amount as such Letter of Credit Issuer may agree in its sole discretion.

“L/C Maturity Date” shall mean the date that is three Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Latest Maturity Date” shall mean at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination, as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.10(f).

“LCT Test Date” shall have the meaning provided in Section 1.10(f).

“Lead Arranger” shall mean each of Wells Fargo Securities, LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and RBC Capital Markets, each in its capacity as joint lead arranger and joint bookrunner hereunder.

“Lender” shall have the meaning provided in the preamble to this Agreement, and includes each Revolving Lender and each Term Lender. For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Credit Document.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facilities, (iv) the failure, within three Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Facilities; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower; (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) any Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person Controlling such Lender or the exercise of Control over a Lender or Person Controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1 and shall include the Existing Letters of Credit and the Contango Existing Letters of Credit.

“Letter of Credit Commitment” shall mean, at the time of incurrence or issuance of a Letter of Credit, the greater of $120,000,000 and 15% of the then effective Loan Limit, as such commitment may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Revolving Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Revolving Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Revolving Lender’s Revolving Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Revolving Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) minus (c) such Revolving Lender’s Revolving Commitment Percentage of the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) Wells Fargo Bank, National Association, (b) JPMorgan Chase Bank, N.A., (c) any of their Affiliates or any replacement or successor appointed pursuant to Section 3.6, (d) solely with respect to the RBC Contango Letter of Credit, Royal Bank of Canada in its capacity as the issuer of the RBC Contango Letter of Credit and (e) if requested by the Borrower (subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned) any other Person who is at the time of such request a Lender that agrees to act as Letter of Credit Issuer (it being understood that if any such Person ceases to be a Lender hereunder, such Person will remain a Letter of Credit Issuer with respect to any Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Each Letter of Credit Issuer may, in its discretion, arrange for such Letter of Credit to be issued by any Lender or any Affiliate thereof that agrees to act as Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Lender or Affiliate with respect to Letters of Credit issued by such Lender or Affiliate. References herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” shall mean any acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidation” and the correlative term “Liquidated” shall have the meaning provided in Section 2.14(f).

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries at such date, less the amount, if any, of the Borrowing Base Deficiency existing on such date of determination.

“Loan” shall mean any Revolving Loan or any Term Loan made by any Lender hereunder (including any Initial Revolving Loan, any Extended Revolving Loan or any Extended Term Loan).

“Loan Limit” shall mean, at any time, the least of (a) the Aggregate Maximum Credit Amount at such time, (b) the Available Borrowing Base at such time and (c) the Aggregate Elected Commitment Amount at such time.

“Majority Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Total Credit Exposures (excluding (a) the Credit Exposure of Defaulting Lenders and (b) the Excluded Term Loan Exposures).

“Majority Revolving Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Revolving Commitment at such date, or (b) if the Revolving Commitments have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Revolving Loans and Letter of Credit Exposure (excluding the Revolving Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Majority Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Total Term Loan Exposures (excluding the Term Loans of Defaulting Lenders) in the aggregate at such date.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the other Credit Parties, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recently ended Test Period were equal to or greater than 5% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries”; provided, further, that, notwithstanding anything herein to the contrary, each Restricted Subsidiary that owns Borrowing Base Properties shall be a Material Subsidiary.

“Maturity Date” shall mean, (a) as to the applicable Revolving Loan, the Initial Maturity Date or any maturity date related to any Extension Series of Extended Commitments, as applicable and (b) as to any Term Loan, the final maturity date as specified in the applicable Term Loan Amendment, or with respect to any Extended Term Loans of a given Term Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment; provided that, in the case of both clauses (a) and (b) above, if any Specified Existing Notes are outstanding in an aggregate principal amount of more than $100,000,000 on January 30, 2026 (such date, the “Springing Maturity Date”), then the Maturity Date shall be the Springing Maturity Date.

“Maximum Credit Amount” shall mean, as to each Revolving Lender, the amount set forth opposite such Revolving Lender’s name on Schedule 1.1(a) under the caption “Maximum Credit Amounts,” as such amount may be increased, reduced or terminated under this Agreement.

“Mineral Interests” means interests in Hydrocarbons constituting royalty and leased mineral fee interests, including lessor royalties, overriding royalty interests, non-participating royalty interests, net profit interests, production payments and any other similar non-participatory interests, in each case, which do not bear a share of drilling, operating, or other costs as a participating mineral owner.

“Minerals Spin-Off” means (i) the initial registered public offering of Stock or Stock Equivalents of an Unrestricted Subsidiary of the Borrower holding, or to which has been contributed, all or any portion of the Mineral Interests of the Borrower and its Subsidiaries or (ii) the acquisition, purchase, merger, amalgamation or other combination of such an Unrestricted Subsidiary of the Borrower by, or with, a publicly traded company.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minimum Tender Condition” shall have the meaning provided in Section 2.20(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit F (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean real property and improvements thereto with respect to which a Mortgage has been granted on the Closing Date or pursuant to Section 9.11.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Newark Basis Contract” means that certain Transaction Confirmation #N8270276, dated as of August 13, 2018, between Newark Acquisition I L.P., as seller, and Wells Fargo Commodities, LLC, as buyer.

“Non-Cash Charges” shall mean, without duplication, (a) losses on non-ordinary course asset Dispositions, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets (including Oil and Gas Properties)and investments in debt and equity securities pursuant to GAAP, including ceiling test writedowns, (c) all losses from Investments recorded using the equity method, (d) stock-based, partnership interest-based or similar incentive-based awards or arrangements, compensation expense or costs, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, (e) the non-cash impact of purchase accounting and the non-cash impact of accounting changes or restatements, (f) the accretion of discounted liabilities and (g) other non-cash charges (including reserve impairments) (provided that if any non-cash charges referred to in this clause (g) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Cost Bearing Interest” shall mean any ownership interest in Oil and Gas Properties where the owner of such interests does not incur any direct liability for its portion of the ongoing costs associated with exploration, drilling and production, including without limitation, a producing mineral royalty, overriding royalty interest, non-participating royalty interest or net profits interest.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit G or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“November 2021 Redetermination” shall have the meaning provided in Section 2.14(a).

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan (including, for the avoidance of doubt, the Revolving Loans, the Extended Revolving Loans, the Term Loans and the Extended Term Loans) or Letter of Credit, or of the Borrower or any of its Restricted Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents or any Secured Cash Management Agreement or Secured Hedge Agreement) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document or the Borrower or any of its Restricted Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement, and all renewals, extensions and/or rearrangements of any of the above. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements. Notwithstanding the foregoing, the definition of “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Business” means: (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing; (b) the business of gathering, marketing, distributing, treating, processing (but not refining), storing, selling and transporting of any production from such interests or properties; (c) any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; (d) any business relating to oilfield sales and service; and (e) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) through (d) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; provided that the Oil and Gas Properties shall not include any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Board under the Flood Insurance Laws).

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing, or similar taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Board as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment in Full” shall mean the Term Commitments, the Revolving Commitments and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized or backstopped on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Revolving Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent obligations not then due and payable), have been paid in full.

“Payment or Bankruptcy Event of Default” shall mean an Event of Default under Section 11.1 or Section 11.5.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 9.11; (d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with Section 9.17 and (f) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 10.1(j), and any related Pro Forma Adjustment), with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period.

“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof for the Borrower or its Restricted Subsidiaries.

“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date as in effect on the date of determination (other than (i) customary offers to purchase upon a change of control, AHYDO payments, asset sale or casualty or condemnation event and customary acceleration rights after an event of default and (ii) unsecured Indebtedness incurred pursuant to a customary bridge facility if the Indebtedness pursuant to such customary bridge facility converts at maturity to Indebtedness which does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (except to the extent permitted pursuant to clause (i)) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Facility with the then Latest Maturity Date, if applicable), (b) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (c) no Restricted Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.20(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.20(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.20(a).

“Permitted Holders” shall mean the (a) Sponsor and its co-investors as of the Closing Date, (b) officers, directors, employees and other members of management of the Borrower (or its direct or indirect parent) or any of its Restricted Subsidiaries who are or become holders of Stock or Stock Equivalents of the Borrower (or its direct or indirect parent company) (and their Controlled Investment Affiliates and immediate family members), (c) each Person to whom the Sponsor transfers Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) in connection with the primary equity syndication following the Closing Date, (d) any direct or indirect parent entity of the Borrower, for so long as a majority of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of such direct or indirect parent entity of the Borrower is owned (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, by one or more Permitted Holders described in the foregoing clauses of this definition and (e) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the Permitted Holders are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, directly or indirectly, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower.

“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Subsidiaries that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower, are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries consisting of (i) payroll, cash management, purchasing, insurance and hedging arrangement, (ii) management, technology and licensing arrangements and (iii) other general and administrative expenses.

“Permitted Investments” shall mean:

(a) Dollars;

(b) (i) Euros, Yen, Canadian Dollars, Pound Sterling or any national currency of any Participating Member State of the EMU or (ii) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(d) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(e) commercial paper and variable or fixed rate notes maturing no more than 36 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits, certificates of deposit or eurodollar time deposits maturing no more than two years after the date of acquisition thereof or bankers’ acceptances maturing no more than three years after the date of acquisition thereof, in each case, issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(g) repurchase agreements for underlying securities of the type described in clauses (c), (d) and (f) above or clauses (h) and (i) below entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(h) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(i) readily marketable direct obligations issued or fully guaranteed by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligation shall have an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service) with maturities of 36 months or less from the date of acquisition;

(j) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(k) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (j) above; and

(l) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall include other customarily utilized high-quality Investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other shorter term investments utilized by Restricted Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the foregoing investments in clauses (a) through (k) above and in this clause (l).

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency listed in clause (a) or (b) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmens’, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice or industry practice including those incurred to secure health, safety and environmental obligations in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(f) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g) easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(h) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(n) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such property subject thereto;

(o) (i) any zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and

(p) Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law, in each case in the ordinary course of business and incidental to the exploration, development, operation or maintenance of Oil and Gas Properties.

(q) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(r) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(s) Liens on Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided that (x) such Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and

(t) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

Without limiting the ability of the Administrative Agent or Collateral Agent, as applicable, to subordinate any Lien to the extent permitted by the terms of this Agreement (including pursuant to Section 12.11), the parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Junior Lien Debt” shall mean secured Indebtedness which may be senior, senior subordinated or subordinated Indebtedness (provided that the holders of the obligations secured thereby (or a representative or trustee on their behalf) shall have entered into a Customary Intercreditor Agreement providing that the Liens securing such obligations shall rank junior to the Liens securing the Obligations), in each case, issued or incurred by the Borrower and guaranteed by the Guarantors (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date (other than nominal amortization, customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (c) no Restricted Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness.

“Permitted Junior Lien Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Junior Lien Debt by any Credit Party.

“Permitted Parent” shall have the meaning provided in the definition of “Permitted Holder”.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h), (j) or (o), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h) or Section 10.1(o), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar Indebtedness in light of current market conditions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (E) if such Refinanced Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Permitted Refinancing Indebtedness shall provide for customary subordination of such Indebtedness to the Obligations on terms no less favorable to the Secured Parties than the subordination terms applicable to the Indebtedness being refinanced, (F) if the Indebtedness being Refinanced is Permitted Additional Debt, then, to the extent such Permitted Refinancing Indebtedness constitutes Permitted Additional Debt, such Permitted Refinancing Indebtedness shall comply with the conditions set forth in the definition of Permitted Additional Debt and shall be deemed to be Permitted Additional Debt as such term is used in this Agreement and (G) if the Indebtedness being Refinanced is Permitted Junior Lien Debt, then, to the extent such Permitted Refinancing Indebtedness constitutes Permitted Junior Lien Debt, such Permitted Refinancing Indebtedness shall comply with the conditions set forth in the definition of Permitted Junior Lien Debt and shall be deemed to be Permitted Junior Lien Debt as such term is used in this Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit H.

“Post Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post Acquisition Period, with respect to the Acquired EBITDAX of the applicable Pro Forma Entity or the Consolidated EBITDAX of the Borrower, the pro forma increase or decrease in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or expected to be taken prior to or during such Post Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions and cost synergies or (b) any additional costs incurred prior to or during such Post Acquisition Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than the greater of $25,000,000 and 5% of Consolidated EBITDAX as of the then most recently ended Test Period and (ii) so long as such actions are taken prior to or during such Post Acquisition Period or such costs are incurred during such Post Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, that the applicable amount of such cost savings, operating expense reductions and cost synergies will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, shall be without duplication for cost savings, operating expense reductions, cost synergies or additional costs already included in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, which (i) in the case of a Disposition of all or substantially all Stock or Stock Equivalents in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included (and may be included on an annualized basis, at the election of the Borrower, if annualizing such income statement items is a more appropriate indicator of future performance than inclusion of the actual income statement items (as reasonably determined by the Borrower)), (b) any retirement, redemption, repayment, discharge, defeasance or extinguishment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing Pro Forma Adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAX and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that, at the election of the Borrower, such test or covenant shall deemed to have been conducted on a Pro Forma Basis and shall not be required to be determined on a Pro Forma Basis to the extent the consideration paid or received in connection with acquisitions or dispositions, for which the election has been taken, is in aggregate at the time of determination less than the greater of $25,000,000 and 5% of Consolidated EBITDAX as of the then most recently ended Test Period.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDAX.”

“Pro Forma Projections” shall have the meaning provided in Section 8.8(a).

“Proceeding” shall have the meaning provided in Section 13.5.

“Production Forecast Update” shall have the meaning provided in Section 10.10(a).

“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Restricted Subsidiaries which is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(b).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as such exemption may be amended from time to time.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors and officers’ insurance, legal and other professional fees, and listing fees.

“PV-9” shall mean, with respect to any Borrowing Base Properties or Oil and Gas Properties becoming Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 13.28(a).

“Qualified IPO” means any transaction or series of transactions, including a SPAC IPO, that results in, or following which, any common Stock or Stock Equivalents of the Borrower, IPOCo, other direct or indirect parent of the Borrower or any SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.

“Qualified Professional Asset Manager” shall have the meaning provided in Section 13.27(a)(iii)(A).

“RBC Contango Letter of Credit” shall mean that certain Irrevocable Standby Letter of Credit No. 1185/S25311 issued by Royal Bank of Canada, as Letter of Credit Issuer, for the benefit of Apache Corporation, in an aggregate face amount equal to $1,881,876.00.

“Recipient” shall have the meaning provided in the definition of the term “Excluded Taxes”.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting and (3) if such Benchmark is not Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York or any successor thereto.

“Replaced Loans” shall have the meaning assigned to such term in Section 13.1(h).

“Replacement Loans” shall have the meaning assigned to such term in Section 13.1(h).

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding at least 66-2/3% of the Total Credit Exposures (excluding (a) the Credit Exposure of Defaulting Lenders and (b) the Excluded Term Loan Exposures).

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th or December 31st (or such other date in the event of certain Interim Redeterminations or such other date permitted hereunder) the Proved Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j); provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit I certifying as to the matters set forth in Section 9.14(c).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be modified from time to time under this Agreement, including pursuant to assignments by or to such Lender pursuant to Section 13.6(b). The amount of each Revolving Lender’s Revolving Commitment shall at any time be the least of (a) such Lender’s Maximum Credit Amount, (b) such Revolving Lender’s Revolving Commitment Percentage of the then effective Available Borrowing Base, and (c) such Revolving Lender’s Elected Commitment Amount.

“Revolving Commitment Percentage” shall mean, at any time, for each Revolving Lender, the percentage obtained by dividing (a) such Revolving Lender’s Revolving Commitment at such time by (b) the amount of the Total Revolving Commitment at such time; provided that at any time when the Total Revolving Commitment shall have been terminated, each Revolving Lender’s Revolving Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Credit Exposures at such time by (ii) the Total Revolving Credit Exposures at such time.

“Revolving Credit Exposures” shall mean, with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Revolving Lender then outstanding and (b) such Revolving Lender’s Letter of Credit Exposure at such time.

“Revolving Lenders” shall mean the Persons listed as “Revolving Lenders” on Schedule 1.1(a) as of the Fourth Amendment Effective Date, and any other Person that shall have become a party hereto with a Revolving Commitment and/or any Revolving Loan pursuant to Section 2.16 or pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto with a Revolving Commitment and/or any Revolving Loan pursuant to an Assignment and Acceptance.

“Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“Revolving Termination Date” shall mean the earlier to occur of (a) the Latest Maturity Date applicable to the Revolving Loans and (b) the date on which the Total Revolving Commitment shall have terminated.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctions Laws and Regulations” shall mean any sanctions, prohibitions or trade embargoes imposed by any executive order of the U.S. government or by any sanctions program administered by OFAC.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(i).

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14(d).

“SDN” shall have the meaning provided in the definition of the term “Designated Persons.”

“SDN List” shall have the meaning provided in the definition of the term “Designated Persons.”

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement, dated as of March 30, 2022, among the Borrower, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Section 2.17 Additional Amendment” shall have the meaning provided in Section 2.17(c).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit J.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, (d) the Account Control Agreements and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or Section 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDAX”.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (i) the Fair Value of the assets of such Person exceeds its Stated Liabilities and Identified Contingent Liabilities; (ii) the Present Fair Salable Value of the assets of such Person exceeds its Stated Liabilities and Identified Contingent Liabilities; (iii) for the period from the date hereof through the Initial Maturity Date, such Person after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period, in light of the nature of the particular business or businesses conducted or to be conducted, and based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity; and (iv) for the period from the date hereof through the Maturity Date, such Person will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable, in light of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity.

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of the Borrower or any direct or indirect parent of the Borrower, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common Stock or Stock Equivalents of the Borrower, any direct or indirect parent of the Borrower or such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.

“Specified Conditions” shall mean as of any date of determination, subject to Section 1.10(f), that (a) no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom; (b) at least 20% of the Revolving Commitments are unused; and (c) the Consolidated Total Debt to Consolidated EBITDAX Ratio is equal to or less than 2.50 to 1.00, in each case, on a Pro Forma Basis.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.17(a).

“Specified Existing Notes” means the Borrower’s 7.250% senior notes due 2026 outstanding on the Fourth Amendment Effective Date issued pursuant to the Specified Existing Notes Indenture.

“Specified Existing Notes Indenture” means that certain Indenture, dated as of May 6, 2021, among Crescent Energy Finance LLC (f/k/a Independence Energy Finance LLC), the guarantors named therein, and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee.

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (i) whose Total Assets at the last day of the Test Period ending on the last day of the most recently ended Test Period were equal to or greater than 15% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence, issuance or Refinancing of Indebtedness, Dividend, Subsidiary designation, Incremental Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” shall mean KKR and its Affiliates, but excluding (i) the Borrower and Subsidiaries of the Borrower and (ii) portfolio companies of KKR or its Affiliates.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supported QFC” shall have the meaning assigned to such term in Section 13.28(a).

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Commitment” has the meaning set forth in Section 2.19(a), as the same may be modified from time to time pursuant to any assignment permitted by Section 13.6.

“Term Lenders” means (a) any Person that shall become a party hereto with a Term Loan Commitment pursuant to Section 2.19, and (b) any Person that shall become a party hereto pursuant to an Assignment and Acceptance with respect to which all or any portion of a Term Loan was assigned to such Person. For the avoidance of doubt, any Term Lender that ceases to have any Term Loan Exposure shall not constitute a Term Lender hereunder.

“Term Loan Commitment Percentage” shall mean, at any time, for each Term Lender, the percentage obtained by dividing (a) such Term Lender’s Term Loan Commitment at such time by (b) the amount of the total Term Loan Commitment of all Term Lenders at such time; provided that at any time when the total Term Loan Commitments of all Term Lenders shall have been terminated, each Term Lender’s Term Loan Commitment Percentage shall be the percentage obtained by dividing (i) such Term Lender’s Term Loan Exposure at such time by (ii) the aggregate Total Term Loan Exposures at such time.

“Term Loan Exposure” means, with respect to any Term Lender at any time, the outstanding principal amount of such Term Lender’s Term Loans at such time.

“Term Loan Extension” has the meaning set forth in Section 2.17(f).

“Term Loan Extension Request” has the meaning set forth in Section 2.17(f).

“Term Loan Extension Series” means the meaning set forth in Section 2.17(f).

“Term Loan Facility” means any term loan facility established pursuant to Section 2.19 and, unless the context shall otherwise require, shall include any Extended Term Loan Facility.

“Term Loan Facility Closing Date” has the meaning set forth in Section 2.19(d).

“Term Loans” means the term loans made to the Borrower by the Term Lenders pursuant to Article II, or any portion thereof, as the context requires, and, unless the context otherwise requires, any Extended Term Loan.

“Term SOFR” means, with respect to any Borrowing of Term SOFR Loans and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator. For the avoidance of doubt, if the Term SOFR shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” shall have the meaning provided in the definition of the term “Term SOFR Reference Rate.”

“Term SOFR Loan” shall mean any Loan bearing interest at a rate determined by reference to Term SOFR (other than an ABR Loan bearing interest by reference to Term SOFR by virtue of clause (c) of the definition of ABR).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing of Term SOFR Loans denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term

SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent; provided that, for the avoidance of doubt, the Section 9.1 Financials are deemed to have been delivered to the Administrative Agent for the fiscal quarters of the Borrower ending January 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020.

“Third Amendment” shall mean that certain Third Amendment to Credit Agreement, dated as of March 30, 2022, among the Borrower, the Administrative Agent and the Lenders party thereto.

“Third Amendment Effective Date” has the meaning assigned to such term in the Third Amendment.

“Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Total Credit Exposures” shall mean, at any time, the sum of (a) the unused Revolving Commitments of all Lenders, (b) the Total Revolving Credit Exposures and (c) the Total Term Loan Exposures.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of the Revolving Lenders.

“Total Revolving Credit Exposures” shall mean, at any time, the amount of the Revolving Credit Exposures of all of the Revolving Lenders.

“Total Term Loan Exposures” shall mean, at any time, the amount of the Term Loan Exposures of all of the Term Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the Closing Date Refinancing, the Reorganization, the issuance of the Closing Date Unsecured Notes, and the consummation of the other transactions related to each of the foregoing, the entering into the Credit Documents and this Agreement, the payment of Transaction Expenses on the Closing Date and the other transactions contemplated by this Agreement and the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Treasury Regulations” shall mean the U.S. Department of Treasury regulations promulgated under the Code.

“Type” shall mean, as to any Loan, its nature as an ABR Loan, a Term SOFR Loan or, to the extent applicable pursuant to Section 2.10(a) or Section 2.18, a Daily Simple SOFR Loan.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.28(a).

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents (including Permitted Investments) of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided that cash or cash equivalents (including Permitted Investments) that would appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted Subsidiaries solely because such cash or cash equivalents (including Permitted Investments) are subject to an Account Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of clauses (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition of the assets owned by such Restricted Subsidiary on the date of such designation for the purposes of Section 2.14(f) and (g), as applicable, and (iii) no Event of Default or Borrowing Base Deficiency would result from such designation after giving Pro Forma Effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Additional Debt, Permitted Junior Lien Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Financial Performance Covenants and (B) no Event of Default would result from such re-designation.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) No provision of any Credit Document shall be interpreted or construed against any Person solely because such Person or its legal counsel drafted such provision.

(m) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the first audited financial statements delivered under Section 9.1(a) (and prior to such time in a manner consistent with the past practices of the Sponsor for its portfolio companies in the oil and gas sector as reasonably determined by the Borrower), except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDAX Ratio and the Current Ratio, as applicable, shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).

Section 1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

Section 1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Dividend or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Dividend or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Dividend or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or Section 9.1(b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Loan”) or by Type (e.g., a “Term SOFR Loan”, an “ABR Loan”), by Class and whether such Loan is a Revolving Loan or a Term Loan (e.g., an “Extended Revolving Loan”, an “Extended Term SOFR Loan”), or by Type and whether such Loan is a Revolving Loan or a Term Loan (e.g., a “Term SOFR Revolving Loan”, a “Term SOFR Term Loan”, an “ABR Revolving Loan” or an “ABR Term Loan”).

Section 1.10 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Financial Performance Covenants, shall be calculated in the manner prescribed by this Section 1.10; provided that notwithstanding anything to the contrary in Section 1.10(b), (c) or (d), when calculating the Financial Performance Covenants for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Performance Covenants, the events described in this Section 1.10 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect. In addition, whenever a covenant, test or ratio is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of the Borrower are available; provided that, the provisions of this sentence shall not apply for purposes of determining actual compliance with the Financial Performance Covenants for purposes of Section 10.11 (other than, for the avoidance of doubt, for the purpose of determining Pro Forma Compliance with the Financial Performance Covenants), each of which shall be based on the financial statements delivered pursuant to Section 9.01(a) or (b), as applicable, for the relevant Test Period.

(b) For purposes of calculating any financial ratio or test, or basket that is based on a percentage of Consolidated EBITDAX, Specified Transactions (with any incurrence or repayment of any Indebtedness (other than Indebtedness incurred under any revolving credit facility or line of credit for working capital purposes in connection therewith) to be subject to Section 1.10(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.10(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDAX and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then such financial ratio or test shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.10.

(c) Whenever Pro Forma Effect is to be given to the Transactions, a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and savings from other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and savings from other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, savings from operating changes and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s costs of Public Company Compliance) net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such cost savings, operating expense reductions, and savings from other operating improvements and synergies are reasonably identifiable and factually supportable and determined, in the good faith judgment of the Borrower, to result from actions either taken or expected to be taken within 36 months after the date of the Transactions, such Specified Transaction or determination to implement such initiative or operational change, and (C) no amounts shall be added pursuant to this Section 1.10(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDAX, whether through a Pro Forma Adjustment or otherwise, with respect to such period.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred under any revolving credit facility or line of credit for working capital purposes), (i) during the applicable Test Period or (ii) subject to Section 1.10(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) At any time prior to the first applicable test date under Section 10.11, any provision requiring the Pro Forma Compliance with Section 10.11 shall be made assuming that compliance with the Financial Performance Covenants is required for the most recent Test Period prior to such time.

(f) Notwithstanding anything in this Agreement or any Credit Document to the contrary, when calculating the Financial Performance Covenants testing any basket determined by reference to Consolidated EBITDAX or Total Assets or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or requiring the accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination for calculation of any such covenant or ratio or whether any Default or Event of Default has occurred, is continuing or would result therefrom, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured or determined on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recent date of determination ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with on such date; provided that, if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDAX or Total Assets of the Borrower or the target of any Limited Condition Transaction or any incurrence, disposition or Dividend or currency exchange rates at or prior to the consummation of the relevant Limited Condition Transaction), or any Default or Event of Default has occurred and is continuing or any such representation or warranty in any Credit Document is not correct at such time, such ratios, baskets and other provisions will not be deemed to have been exceeded or failed to have been complied with as a result of such circumstances solely for purposes of determining whether the Limited Condition Transaction and the other transactions to be entered into in connection therewith are permitted hereunder and (y) such ratios, baskets and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, the Financial Performance Covenants (other than Pro Forma Compliance)) or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or is otherwise revoked or withdrawn by the Borrower, any such ratio or basket shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.11 Rates. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.18 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, and performance of any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.12 Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

Section 1.13 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally, but not jointly, agrees to make a loan or loans (“Revolving Loans”) denominated in Dollars to the Borrower, which Revolving Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Revolving Loans or Term SOFR Revolving Loans, subject to Section 2.18; provided that all Revolving Loans made by each of the Revolving Lenders pursuant to the same Revolving Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Revolving Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Lender’s Revolving Credit Exposures at such time exceeding such Revolving Lender’s Revolving Commitment, and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of the Total Revolving Credit Exposures at such time exceeding the Loan Limit then in effect.

(b) Subject to the terms and conditions herein set forth and in the applicable Term Loan Amendment, each Term Lender with a Term Commitment as set forth in such applicable Term Loan Amendment severally agrees to make a Term Loan denominated in Dollars to the Borrower, which Term Loans (i) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Term Loans or Term SOFR Term Loans, subject to Section 2.18, (ii) shall be in an aggregate principal amount that will not result in (A) the amount of the Term Loan made by such Term Lender hereunder exceeding such Term Lender’s Term Commitment or (B) the aggregate amount of the Term Loans made by all such Term Lenders hereunder exceeding the total Term Commitments of such Term Lenders. Once borrowed, the Borrower may not reborrow any portion of the Term Loans that has been repaid or prepaid, whether in whole or in part. Upon any funding of any Term Loan hereunder by any Term Lender, such Term Lender’s Term Commitment shall terminate immediately and without further action. Notwithstanding anything to the contrary herein, the Term Commitments that are funded on any Term Loan Facility Closing Date shall be terminated upon such funding and, if the total Term Commitments as of such Term Loan Facility Closing Date are not drawn on such Term Loan Facility Closing Date, any Term Commitments in respect of the undrawn amount shall automatically be terminated.

(c) Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

Section 2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of Term SOFR Loans or Daily Simple SOFR Loans under this Agreement.

Section 2.3 Notice of Revolving Borrowing.

(a) Whenever the Borrower desires to incur Revolving Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior to each Borrowing of Revolving Loans if such Revolving Loans are to be initially Term SOFR Revolving Loans (or written notice (or telephonic notice promptly confirmed in writing) prior to 9:00 a.m. (New York City time) two Business Days’ prior to a Borrowing of Revolving Loans to be made on the Closing Date initially as Term SOFR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (New York City time) on the date of each Borrowing of Revolving Loans that are to be ABR Revolving Loans. Each Notice of Borrowing shall specify (A) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Revolving Loans and/or Term SOFR Revolving Loans and, if Term SOFR Revolving Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration) and (D) the Loan Limit, the Available Borrowing Base, the current Total Revolving Credit Exposures (without regard to the requested Borrowing) of all Revolving Lenders and the pro forma Total Revolving Credit Exposures (giving effect to the requested Borrowing) and the Total Term Loan Exposures. The Administrative Agent shall promptly give each Revolving Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Loans, of such Revolving Lender’s Revolving Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

Section 2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.5 Repayment of Loans; Evidence of Debt.

(a)

(i) The Borrower promises and agrees to repay to the Administrative Agent, for the benefit of the applicable Revolving Lenders, (i) on the Initial Maturity Date, the then outstanding Initial Revolving Loans and (ii) on the relevant maturity date for any Extension Series of Extended Revolving Commitments, all then outstanding Extended Revolving Loans in respect of such Extension Series.

(ii) The Borrower promises and agrees to repay to the Administrative Agent, for the benefit of the applicable Term Lenders and the Term Lenders with respect to any Extended Term Loans, the aggregate principal amount of all Term Loans or Extended Term Loans of a given Term Loan Extension Series, as applicable, outstanding on the date(s) and in the amounts specified in the applicable Term Loan Amendment or Extension Amendment, as applicable.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (whether such Loan is an Initial

Revolving Loan, an Extended Revolving Loan, a Term Loan or an Extended Term Loan, as applicable), the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to Section 2.5(b) and Section 2.5(c) shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

Section 2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this Section 2.6(a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans for an additional Interest Period; provided that (A) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into Term SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) Term SOFR Loans may not be continued as Term SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) (1) at least three Business Days’ prior to the date of such conversion or continuation, in the case of a continuation of or conversion to Term SOFR Loans or (2) on the date of conversion, in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as Term SOFR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Term SOFR Loans or Daily Simple SOFR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, (i) such Term SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans and (ii) such Daily Simple SOFR Loans shall be automatically converted into ABR Loans. If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Term SOFR Loans into a Borrowing of Term SOFR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loans subject to an interest rate Hedge Agreement as Term SOFR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

Section 2.7 Pro Rata Borrowings. Each Borrowing of Initial Revolving Loans under this Agreement shall be made by the Revolving Lenders pro rata on the basis of their then applicable Revolving Commitment Percentage with respect to the applicable Class. Each Borrowing of Term Loans under this Agreement shall be made by the Term Lenders pro rata on the basis of their Term Loan Commitments with respect to the applicable Class in accordance with the Term Loan Amendment. Each Borrowing of Extended Loans under this Agreement shall be granted by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

Section 2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus Term SOFR, in each case, in effect from time to time. The unpaid principal amount of each Daily Simple SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus Daily Simple SOFR, in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Term SOFR Loan, (A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (B) on any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, on the effective date of such conversion, (iii) in respect of each Daily Simple SOFR Loan, on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (iv) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Section 2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three or six month period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a Term SOFR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loan if such Interest Period would extend beyond the Maturity Date applicable to such Loan.

Section 2.10 Increased Costs, Illegality, Etc.

(a) Subject to Section 2.18, in the event that (x) in the case of Section 2.10(a)(i) below, the Administrative Agent or (y) in the case of Section 2.10(a)(ii) and Section 2.10(a)(iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date (x) for determining Term SOFR for any Interest Period that adequate and fair means do not exist for ascertaining Term SOFR or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (y) that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) that, due to a Change in Law occurring at any time or after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR), (B) subject any Lender to any Tax with respect to any Credit Document or any Term SOFR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining Term SOFR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any Term SOFR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of Section 2.10(a)(i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of Section 2.10(a)(i) above, (1) Term SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), (2) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Loan and any Notice of Borrowing or that requests a Term SOFR Loan shall instead be deemed to be a Notice of Conversion or Continuation or Notice of Borrowing, as applicable, for (I) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not also the subject of Section 2.10(a)(i) above or (II) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.10(a)(i) above and (3) if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.10(a), then until (I) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to Term SOFR and (II) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (aa) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not also the subject of Section 2.10(a)(i) above or (bb) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.10(a)(i) above, on such day, (y) in the case of Section 2.10(a)(ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of Section 2.10(a)(iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any Term SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or Section 2.10(a)(iii), the Borrower may (and in the case of a Term SOFR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected Term SOFR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or Section 2.10(a)(iii) or (ii) if the affected Term SOFR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Term SOFR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

Section 2.11 Compensation. If (a) any payment of principal of any Term SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term SOFR Loan as a result of a payment or conversion pursuant to Section 2.5, Section 2.6, Section 2.10, Section 5.1, Section 5.2 or Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Term SOFR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a Term SOFR Loan on the date specified in a Notice of Conversion or Continuation, (d) any Term SOFR Loan is not continued as a Term SOFR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any Term SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or Section 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such

Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term SOFR Loan.

Section 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), Section 2.10(a)(iii), Section 2.10(c), Section 3.5 or Section 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, Section 3.5 or Section 5.4.

Section 2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice or demand pursuant to Section 2.10, Section 2.11, Section 3.5 or Section 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, Section 2.11, Section 3.5 or Section 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice or demand to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Borrowing Base.

(a) Fourth Amendment Borrowing Base. For the period from and including the Fourth Amendment Effective Date to but excluding the first Redetermination Date to occur thereafter, the amount of the Borrowing Base shall be equal to $2,000,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions. For purposes of this Agreement the determination of the Borrowing Base on the Fourth Amendment Effective Date shall constitute the October 1, 2022 Scheduled Redetermination.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined on or about November 1, 2021 (the “November 2021 Redetermination”) and thereafter semi-annually, in each case, in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on or about November 1, 2021 (in the case of the November 2021 Redetermination), and thereafter on or about April 1st and October 1st of each year, commencing April 1, 2022, subject to the terms of Section 2.14(c)(iii) and Section 2.14(d). In addition, the Borrower may at any time (including prior to the November 2021 Redetermination), by notifying the Administrative Agent thereof not more than twice during any period between consecutive Scheduled Redeterminations, and the Administrative Agent, may at any time (commencing after the November 2021 Redetermination), at the direction of the Required Lenders, by notifying the Borrower thereof, not more than one time during any period between consecutive Scheduled Redeterminations, in each case elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the annual Interim Redetermination allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition (it being understood that for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by the Borrower of Oil and Gas Properties with Proved Reserves); provided that, in connection with an Interim Redetermination occurring in connection with such threshold being satisfied, the Borrower, may, as set forth in the definition of Reserve Report, elect only to provide a Reserve Report in respect of the acquired properties (in which case the most recent Reserve Report shall be used for the existing Borrowing Base Properties).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 9.14(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.14(a) and Section 9.14(c) in a timely manner, then on or before the March 15th and September

15th of such year following the date of delivery (or, in the case of the November 2021 Redetermination, on or before October 15, 2021) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.14(a) and Section 9.14(c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by Lenders constituting at least the Borrowing Base Required Lenders, which determination shall be made by each Lender in good faith and in such Lender’s sole discretion and in a manner consistent with such Lender’s usual and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders, which determination shall be made by each Lender in good faith and in such Lender’s sole discretion and in a manner consistent with such Lender’s usual and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(h), after a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.14(a) and Section 9.14(c) in a timely and complete manner, on the April 1st or October 1st, as applicable, following such notice (or, in the case of the November 2021 Redetermination, on November 1, 2021) or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.14(a) and Section 9.14(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(h), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions or Section 2.14(h), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Incurrence of Permitted Junior Lien Debt and/or Permitted Additional Debt. Upon the issuance or incurrence of any Permitted Junior Lien Debt and/or Permitted Additional Debt in accordance with Section 10.1(o) (other than (x) Permitted Additional Debt or Permitted Junior Lien Debt issued during the period commencing on the Fourth Amendment Effective Date and ending on the Scheduled Redetermination Date for the April 1, 2023 Scheduled Redetermination, in an aggregate principal amount of up to $500,000,000 and (y) Permitted Junior Lien Debt or Permitted Additional Debt constituting Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness), unless otherwise determined by the Required Lenders, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Additional Debt or Permitted Junior Lien Debt, as applicable, (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base one Business Day after such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on such date until the next redetermination or modification thereof hereunder.

(f) Reduction of Borrowing Base Upon Termination of Hedge Positions. If the Borrower or any Restricted Subsidiary shall terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) (a “Liquidation”) upon which (i) the Lenders relied in determining the Borrowing Base and (ii) the Hedge PV (as calculated at the time of any such termination or creation of off-setting positions) of such terminated and/or offsetting positions (after taking into account any other Hedge Agreement executed contemporaneously with the taking of such actions) exceeds 5% of the effective Borrowing Base, then no later than two Business Days’ after the date of such termination or creation, the Borrower shall provide notice to the Administrative Agent thereof and thereafter the Required Lenders shall have the right to adjust the Borrowing Base then in effect by an amount up to the Borrowing Base value, if any, attributable to such terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact elect to make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such hedge positions in the calculation of the then-effective Borrowing Base and the amount by which they have elected to reduce the Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such elected amount; provided that for purposes of this Section 2.14(f), a Hedge Agreement shall not be deemed to have been Liquidated if, (x) such Hedge Agreement is novated from the existing counterparty to a Hedge Bank, with the Borrower or the applicable Credit Party being the “remaining party” for purposes of such novation or (y) upon its termination, it is replaced, in a substantially contemporaneous transaction, with one or more Hedge Agreements (i) with approximately the same aggregate Swap Termination Value and (ii) each of which matures pursuant to its terms after the scheduled effective date of the next Scheduled Redetermination. For the avoidance of doubt, the parties acknowledge that the Borrowing Base value of a Hedge Agreement may be more or less than the mark-to-market or termination value of such Hedge Agreement.

(g) Reduction of Borrowing Base Upon Asset Dispositions. If (x) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of any Stock or Stock Equivalents in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties, in each case, to a Person other than a Credit Party, (y) such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report and (z) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b)), since the later of (A) the later of (1) the Closing Date and (2) the last Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(g), exceeds 5% of the then-effective Borrowing Base then, no later than two Business Days after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent thereof, and upon the consummation of such Disposition, the Required Lenders shall have the right to adjust the Borrowing Base then in effect by an amount up to the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact elect to make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and the amount by which they have elected to reduce the Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such elected amount.

(h) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations. Notwithstanding the foregoing, in no event shall the Borrower be entitled to reduce the Borrowing Base pursuant to this Section 2.14(h) to an amount that is less than the sum of the Total Revolving Credit Exposures plus the Total Term Loan Exposures.

(i) [Reserved].

(j) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

Section 2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) If (x) such Defaulting Lender is a Revolving Lender, the Revolving Commitment and Revolving Credit Exposures of such Defaulting Lender, and (y) such Defaulting Lender is a Term Lender, the Term Loan Exposure, in each case, shall not be included in determining whether all Lenders, the Majority Lenders, the Majority Revolving Lenders, the Majority Term Lenders, the Required Lenders or Borrowing Base Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(ii)(I)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(ii)(A) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to any Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting

Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c) If any Letter of Credit Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Revolving Credit Exposures may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 2.15(g), neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuers or any other Revolving Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall, within two Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to Section 2.15(c)(i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.15(c), then the Letter of Credit Fees payable for the account of the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Revolving Lender is a Defaulting Lender, no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with Section 2.15(c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing in their discretion that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Revolving Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Revolving Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Revolving Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer hereunder; third, to Cash Collateralize the fronting exposure of the Letter of Credit Issuers with respect to such Defaulting Lender in accordance with the procedures set forth in Section 3.8; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (A) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (B) Cash Collateralize the Letter of Credit Issuers’ future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 3.8; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this

Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(g) Notwithstanding anything to the contrary in any Credit Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Documents, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Documents; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the Applicable Resolution Authority.

Section 2.16 Increase of Aggregate Maximum Credit Amount and/or Aggregate Elected Commitment Amount.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may increase the Aggregate Maximum Credit Amount and/or the Aggregate Elected Commitment Amount then in effect (any such increase an “Incremental Increase”) by increasing the Maximum Credit Amount and/or Elected Commitment Amount of a Revolving Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Revolving Lender to become a Revolving Lender (an “Additional Lender”).

(b) Any increase in the Aggregate Maximum Credit Amount or the Aggregate Elected Commitment Amount, as applicable, shall be subject to the following additional conditions:

(i) such increase shall not be less than $5,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount would exceed the Available Borrowing Base then in effect;

(ii) no Event of Default shall have occurred and be continuing after giving effect to such increase;

(iii) no Revolving Lender’s Maximum Credit Amount or Elected Commitment Amount may be increased without the consent of such Revolving Lender (to be granted or withheld in each such Revolving Lender’s sole discretion);

(iv) the maturity date of such increase shall be the same as the Maturity Date applicable to the Revolving Loans;

(v) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that, to the extent applicable, the Applicable Margin with respect to the Revolving Loans shall be increased to be consistent with that for such Incremental Increase); and

(vi) the Borrower may seek commitments in respect of an Incremental Increase, in its sole discretion, from either existing Revolving Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) with the consent of each Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) or from additional banks, financial institutions or other institutional lenders or investors who will become Revolving Lenders hereunder with the consent of the Administrative Agent and each Letter of Credit Issuer (in each case, such consent not to be unreasonably withheld or delayed).

(c) Except as otherwise specified above, the other terms of any Incremental Increase, shall be on terms and pursuant to documentation (any such documentation, an “Incremental Agreement”) to be determined between the Borrower and the lenders providing such Incremental Increase (and for the avoidance of doubt, without requiring the consent or acknowledgment of any other Lender or the Administrative Agent (except, in the case of the Administrative Agent, to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent)). Each of the parties hereto hereby irrevocably agrees that this Agreement and the other Credit Documents may be amended pursuant to an Incremental Agreement, without the consent of Lenders other than the Lenders providing such Incremental Increase, to the extent necessary to (i) reflect the existence and terms of an Incremental Increase and (ii) address technical issues relating to funding and payments, and the Majority Lenders hereby expressly authorize and direct the Administrative Agent, if necessary, to enter into any such Incremental Agreement.

Section 2.17 Extension Offers.

(a) The Borrower may at any time and from time to time request that all or a portion of (i) the Revolving Commitments of any Class, existing at the time of such request (each, an “Existing Revolving Commitment” and any related Revolving Loans under any such facility, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Class”) and/or (ii) the Term Commitments of any Class, existing at the time of such request (each, an “Existing Term Commitment” and any related Term Loans, “Existing Term Loans”; each Existing Term Commitment and related Existing Term Loans together being referred to as an “Existing Term Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of (A) Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related revolving credit loans, “Extended Revolving Loans”) and/or (B) Existing Term Loans related to such Existing Term Commitments (any such Existing Term Commitments which have been so extended, “Extended Term Commitments” and any related loans, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.17. Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments or Extended Term Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered equally to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y)(1) the undrawn revolving credit commitment fee rate with respect to Extended Revolving Commitments may be different from such rate for Existing Revolving Commitments of the Specified Existing Commitment Class and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.17 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (3) subject to the applicable limitations set forth in Section 4.2 and Section 2.17(f), permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.17. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all Existing Revolving Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Letter of Credit Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Revolving Lender shall be required in connection with any such extension).

(c) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.17 and the arrangements described above in connection therewith. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $1,000,000. Notwithstanding anything to the contrary in this Section 2.17(c) and without limiting the generality or applicability of Section 13.1 to any Section 2.17 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.17 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.17 Additional Amendments are within the requirements of Section 2.17(a) and Section 2.17(f) and do not become effective prior to the time that such Section 2.17 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.17 Additional Amendments to become effective in accordance with Section 13.1.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.

(e) No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) Extension of Term Loans.

(i) Notwithstanding anything to the contrary in this Agreement, any Extension Request requesting Existing Term Loans be converted to Extended Term Loans (each such Extension Request, a “Term Loan Extension Request” and each such extension, a “Term Loan Extension” and any Term Loans extended thereby, a “Term Loan Extension Series”) shall be subject to the following conditions:

(A) no Event of Default shall exist at the time the notice in respect of a Term Loan Extension Request is delivered to the Term Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans;

(B) except as to the aggregate principal amount, interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Section 2.17(f)(i)(C), Section 2.17(f)(i)(D), Section 2.17(f)(i)(E), Section 2.17(f)(i)(G) and Section 2.17(f)(i)(H) be determined by the Borrower and set forth in the relevant Term Loan Extension Request), the Term Loans of any Term Lender that agrees to a Term Loan Extension with respect to such Extended Term Loans shall have the same, or no more restrictive on the Credit Parties (as determined by the Borrower in its reasonable good faith determination) than, those set forth in this Agreement prior to the applicable Term Loan Extension unless any more restrictive mandatory prepayments, representations and warranties, covenants and events of default are incorporated into this Agreement for the benefit of all Lenders upon the effectiveness of the applicable Term Loan Extension;

(C) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date;

(D) any amortization payments in respect of such Extended Term Loans shall only be required if at least 20% of the Revolving Commitments are unused on a Pro Forma Basis after giving effect to such payments;

(E) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Term Loan Extension Request;

(F) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Term Loan Extension Request shall exceed the maximum aggregate principal amount of Term Loans (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Term Loan Extension Request, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Term Loan Extension Request;

(G) any Extended Term Loans shall rank pari passu in right of payment and of security with the Revolving Loans and any other Term Loans;

(H) on the Extension Date of any Extended Term Loans, after giving effect to the effectiveness of the applicable Section 2.17 Additional Amendment, the sum of the Total Term Loan Exposures and the Term Commitments shall not exceed, as of such date, the greater of (i) the principal amount of such Extended Term Loans outstanding immediately prior to such Extension Date and (ii) the lesser of (A) the Borrowing Base then in effect minus the Aggregate Elected Commitments then in effect and (B) an amount equal to thirty-three and one-third percent (33-1⁄3%) of the Aggregate Elected Commitments then in effect; and

(I) all documentation in respect of such Term Loan Extension shall be consistent with the foregoing.

Section 2.18 Benchmark Replacement Setting.

(a)

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii) No Hedge Agreement shall be deemed to be a “Credit Document” for purposes of this Section 2.18.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make (in consultation with the Borrower) Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Loan, or a conversion to or continuation of Term SOFR Loans, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) Daily Simple SOFR Loans so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) ABR Loans if Daily Simple SOFR is the subject of a Benchmark Transition Event. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an

Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Term SOFR applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.18, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

Section 2.19 Term Loan Facility.

(a) Term Commitments. The Borrower may at any time or from time to time after the Fourth Amendment Effective Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) (a “Term Loan Request”), request the establishment of one or more new commitments which may be in the same Term Loan Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Term Commitments”) in an aggregate principal amount not to exceed, as of the Term Loan Facility Closing Date for such Term Commitments, the lesser of the following: (i) the Borrowing Base then in effect minus the Aggregate Elected Commitments then in effect minus the Total Term Loan Exposures in effect immediately prior to such Term Loan Facility Closing Date and (ii) an amount equal to the difference of (A) thirty-three and one-third percent (33-1⁄3%) of the Aggregate Elected Commitments then in effect minus (B) the Total Term Loan Exposures outstanding immediately prior to such Term Loan Facility Closing Date.

(b) Term Loans. Any Term Commitments effected through the establishment of one or more new Term Loans made on a Term Loan Facility Closing Date shall be designated for all purposes of this Agreement as either (A) a new Class of Term Commitments or (B) an increase to an existing Class of Term Loans. On any Term Loan Facility Closing Date on which any Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.19, (i) each Term Lender of such Class shall make a Term Loan to the Borrower in an amount equal to its Term Commitment of such Class and (ii) each Term Lender of such Class shall become a Lender hereunder with respect to the Term Commitment of such Class and the Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, any Term Loans may be treated as part of the same Class as any other Term Loans if such Term Loans are fungible for United States federal income tax purposes with such other Term Loans.

(c) Term Loan Request. Each Term Loan Request from the Borrower pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Term Loans. Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Term Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Term Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Term Lender”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to the identity of the Lender or Additional Term Lender that is making such Term Loans or providing such Term Commitments (but not to the provision thereof or the terms thereof) to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Loans to such Lender or Additional Term Lender, (ii) any Additional Term Lender at the time such Term Loans are made or such Term Commitments are provided shall be a commercial bank that is engaged in oil and gas reserve based lending governed by a borrowing base, as a revolving lender in the ordinary course of its business and (iii) no Additional Term Lender shall be any natural person, any Disqualified Institution or any Defaulting Lender.

(d) Effectiveness of Term Loan Amendment. The effectiveness of any Term Loan Amendment shall be subject to the satisfaction on the date thereof (the “Term Loan Facility Closing Date”) of each of the following conditions:

(i) the Borrower shall be in compliance with the Specified Conditions;

(ii) each Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 unless the Administrative Agent otherwise consents;

(iii) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) customary legal opinions addressed to the Administrative Agent and the applicable Term Lenders, board resolutions and officers’ certificates and (B) reaffirmation agreements and/or such amendments to the Security Documents (including modifications to the Mortgages), as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Security Documents and the perfection and priority of the Liens thereunder are preserved and maintained;

(iv) on the Term Loan Facility Closing Date, after giving effect to the effectiveness of the Term Loan Facility Closing Date, the Term Commitments and the funding of any Term Loans thereunder, the sum of the Total Term Loan Exposures and the Term Commitments shall not exceed, as of the Term Loan Facility Closing Date for such Term Commitments, the lesser of the following (i) the Borrowing Base then in effect minus the Aggregate Elected Commitments then in effect and (ii) an amount equal to thirty-three and one-third percent (33-1⁄3%) of the Aggregate Elected Commitments then in effect; and

(v) such other conditions as the Borrower and each Term Lender providing such Term Commitments shall agree.

(e) Required Terms. The terms, provisions and documentation of the Term Loans and Term Commitments of any Class shall be as agreed between the Borrower and the applicable Term Lenders providing such Term Commitments. In any event:

(i) the Term Loans:

(A) shall rank pari passu in right of payment and of security with the Revolving Loans and any other Term Loans;

(B) shall not mature earlier than the Latest Maturity Date at the time of incurrence of such Term Loans and no scheduled principal or amortization payments shall be required in respect of such Term Loans except to the extent such payments would not cause the Weighted Average Life to Maturity of such Term Loans at any time to be shorter than 50% of the number of years remaining until the Initial Maturity Date in effect;

(C) shall have an applicable rate, fees, premiums and, subject to Section 2.19(e)(i)(B) and Section 2.19(e)(i)(F), amortization determined by the Borrower and the applicable Term Lenders;

(D) except as provided in Section 2.19(e)(i)(C) above, shall have mandatory prepayments, representations and warranties, covenants and events of default that are the same as, or no more restrictive on the Credit Parties (as determined by the Administrative Agent in its reasonable discretion) than, those set forth in this Agreement prior to the applicable Term Loan Facility Closing Date unless any more restrictive mandatory prepayments, representations and warranties, covenants and events of default are incorporated into this Agreement for the benefit of all Lenders on the applicable Term Loan Facility Closing Date;

(E) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Term Loan Amendment; and

(F) shall provide that any amortization payments in respect of such Term Loans shall only be required if at least 20% of the Revolving Commitments are unused on a Pro Forma Basis after giving effect to such payments.

(f) Term Loan Amendment.

(i) Term Commitments shall become Commitments under this Agreement pursuant to an amendment (a “Term Loan Amendment”) to this Agreement and, as appropriate, amendments to the other Credit Documents, executed by the Borrower, each Term Lender providing such Term Commitments and the Administrative Agent, as applicable. The Term Loan Amendment may, without the consent of any other Credit Party or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19 (including introducing additional or tightening existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders). The Borrower will use the proceeds of the Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Term Loans unless it so agrees.

(ii) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments made or established pursuant to this Section 2.19 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, including the introduction of additional or the tightening of existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders and any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Term Loans to be fungible for United States federal income tax purposes with another Class of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

(iii) Upon the effectiveness of such Term Loan Amendment, this Agreement may be amended by the Administrative Agent (without the consent of any other party hereto) by adding a new Schedule hereto or amending an existing Schedule hereto to reflect the Term Commitment of each Term Lender party thereto and any resulting changes in the Lenders’ Term Loan Commitment Percentages.

(g) This Section 2.19 shall supersede any provisions in Section 13.8(a) to the contrary.

Section 2.20 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Additional Debt in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Term Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Term Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Term Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made. No Lender shall be required to participate in any Permitted Debt Exchange, it being understood and agreed that the decision of any Lender to participate in any Permitted Debt Exchange shall be made by such Lender in such Lender’s sole discretion.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE III

Letters of Credit

Section 3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) (A) no Letter of Credit shall be issued the Stated Amount of which would cause the Total Revolving Credit Exposures at such time to exceed the Loan Limit then in effect or any Revolving Lender’s Revolving Credit Exposures at such time to exceed such Revolving Lender’s Revolving Commitment then in effect and (B) no Letter of Credit Issuer shall be obligated to issue any Letter of Credit, the Stated Amount of which, when added to the Letters of Credit Outstanding issued by such Letter of Credit Issuer at such time, would exceed such Letter of Credit Issuer’s L/C Issuance Limit (it being understood that, without limiting clauses (i) and (ii)(A), upon the Borrower’s request, a Letter of Credit Issuer may agree, in its sole discretion, to issue Letters of Credit in an aggregate amount exceeding such Letter of Credit Issuer’s L/C Issuance Limit), (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance (or 18 months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission) or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months (or 18 months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission) or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made, (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Revolving Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment. Any such reduction of the Letter of Credit Commitment shall be applied ratably among the Letter of Credit Issuers based upon their respective L/C Issuance Limits.

Section 3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit K or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Administrative Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”). No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request.

(b) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Revolving Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and each Revolving Lender at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days to the time that such Letter of Credit Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed).

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit (and (x) on the Closing Date, with respect to the Existing Letters of Credit and (y) on the First Amendment Effective Date, with respect to the Contango Existing Letters of Credit), the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender (each such Revolving Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Administrative Agent for the account of the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Administrative Agent shall notify each L/C Participant, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by the Administrative Agent in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to Section 3.3(c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

Section 3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the first date when such notice was received prior to 11:00 a.m. (New York City time) (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Reimbursement

Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Revolving Lenders make Revolving Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Revolving Loan available to the Administrative Agent. Such Revolving Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Revolving Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the Revolving Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.

Section 3.5 Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C

Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

Section 3.6 New or Successor Letter of Credit Issuer.

(a) The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Revolving Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this Section 3.6(a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer. The definition of “L/C Issuance Limit” may be amended to add or remove a Letter of Credit Issuer, or modify the L/C Issuance Limit of any Letter of Credit Issuer with the consent solely of the Borrower, the Administrative Agent and such Letter of Credit Issuer (and the consent of the Majority Revolving Lenders shall not be required).

(b) To the extent that there are, at the time of any resignation or replacement as set forth in Section 3.6(a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.6(a) above.

Section 3.7 Role of Letter of Credit Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Revolving Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.8 Cash Collateral.

(a) Upon the request of the Majority Revolving Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Revolving Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

Section 3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

Section 3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 3.11 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 3.12 Existing Letters of Credit. Subject to the terms and conditions hereof, on the Closing Date, the Existing Letters of Credit shall, without any further action by the Borrower, be deemed to have been issued by the applicable Letter of Credit Issuer pursuant to, and shall constitute a Letter of Credit for all purposes under, this Agreement, in each case without payment of any fees otherwise due upon the issuance of a Letter of Credit, and each Existing Letter of Credit shall be subject to and governed by the terms and conditions hereof.

Section 3.13 Contango Existing Letters of Credit. Subject to the terms and conditions hereof, on the First Amendment Effective Date, the Contango Existing Letters of Credit shall, without any further action by the Borrower, be deemed to have been issued by the applicable Letter of Credit Issuer pursuant to, and shall constitute a Letter of Credit for all purposes under, this Agreement, in each case without payment of any fees otherwise due upon the issuance of a Letter of Credit, and each Contango Existing Letter of Credit shall be subject to and governed by the terms and conditions hereof.

ARTICLE IV

Fees; Commitments

Section 4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Lender (in each case pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Revolving Termination Date. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Revolving Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Term SOFR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Revolving Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing subsequent to the date hereof between the Borrower and the applicable Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Revolving Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

Section 4.2 Reduction of Revolving Commitments.

(a) Upon at least two Business Days’ (or such shorter time period as the Administrative Agent may agree) prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Total Revolving Commitments (including the Aggregate Maximum Credit Amount and the Aggregate Elected Commitment Amount) of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Total Revolving Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Total Revolving Commitments (including the Aggregate

Maximum Credit Amount and the Aggregate Elected Commitment Amount) of each of the Revolving Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of the Total Revolving Commitments (including the Aggregate Maximum Credit Amount and the Aggregate Elected Commitment Amount) among classes of Revolving Commitments either (A) ratably among Classes or (B) first to the Revolving Commitments with respect to any Existing Revolving Commitments and second to any Extended Revolving Commitments and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.17, the Existing Revolving Commitments of any one or more Revolving Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Credit Exposures of any such Revolving Lender does not exceed the Revolving Commitment thereof (such Revolving Credit Exposures and Revolving Commitment being determined in each case, for the avoidance of doubt, exclusive of such Revolving Lender’s Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.17 of Existing Revolving Commitments and Existing Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans respectively, and prior to any reduction being made to the Revolving Commitment of any other Revolving Lender), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 and in multiples of $100,000 in excess thereof, (c) after giving effect to such termination or reduction and to any prepayments of Revolving Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the Total Revolving Credit Exposures shall not exceed the Loan Limit and (d) any election by the Borrower to terminate or reduce the Revolving Commitments (including the Aggregate Maximum Credit Amount and the Aggregate Elected Commitment Amount) pursuant to a notice delivered by the Borrower pursuant to this Section 4.2(a) may be made to be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 2.11 to apply to any failure of the contingency to occur and any such extension or revocation.

(b) The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

(c) If after giving effect to any redetermination or other adjustment to the Borrowing Base pursuant to this Agreement, the Available Borrowing Base is less than the Aggregate Elected Commitment, then simultaneously with such redetermination or other adjustment to the Borrowing Base, the Aggregate Elected Commitment shall be immediately and automatically reduced without further action by the Borrower, the Administrative Agent, the Letter of Credit Issuers or any Revolving Lender (ratably among the Revolving Lenders in accordance with each Revolving Lender’s Revolving Commitment Percentage) to an amount equal to the Available Borrowing Base.

Section 4.3 Mandatory Termination of Commitments. The Total Revolving Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Termination Date.

ARTICLE V

Payments

Section 5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of Term SOFR Loans, three Business Days (or such shorter time as the Administrative Agent may agree) prior to the date of such prepayment and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) Term SOFR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Loans; and

(c) any prepayment of Term SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding the foregoing (and as provided in clause (1) of the proviso to Section 2.17(a)), the Borrower may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full). Any election by the Borrower to prepay the Loans pursuant to a notice delivered by the Borrower pursuant to this Section 5.1 may be made to be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 2.11 to apply to any failure of the contingency to occur and any such extension or revocation.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Borrower shall not have the right to voluntarily prepay any Term Loans (whether in whole or in part) pursuant to this Section 5.1 unless (i) both before and immediately after giving effect to such prepayment, each of the Specified Conditions is satisfied or (ii) such prepayment is made with the proceeds of Permitted Refinancing Indebtedness in respect thereof.

Section 5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Revolving Commitments. If, after giving effect to any termination or reduction of the Revolving Commitments pursuant to Section 4.2(a), the Total Revolving Credit Exposures exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Revolving Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Revolving Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as cash collateral as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon the effectiveness of a redetermination of the Borrowing Base in accordance with Section 2.14(b), if a Borrowing Base Deficiency exists, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to:

(A) (1) if no Term Loans are then outstanding, within 30 days following such election prepay the Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; or (2) if there are any Term Loans and any Revolving Credit Exposures then outstanding, then, within 30 days following such election, at the Borrower’s election, either: (a) (i) prepay the Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and (ii) if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8, and (iii) if a Borrowing Base Deficiency remains after Cash Collateralizing any Letter of Credit Exposure, prepay Term Loans in an aggregate principal amount equal to such remaining Borrowing Base Deficiency; or (b) prepay the Revolving Loans (and if any Revolving Credit Exposures remains after prepaying all of the Revolving Loans as a result of Letter of Credit Exposure, Cash Collateralize such Letter of Credit Exposure) and the Term Loans, on a pro rata basis, in proportion to the Total Revolving Credit Exposures and the Total Term Loan Exposures outstanding at such time, in an aggregate amount equal to such Borrowing Base Deficiency; provided that any Term Loans may be prepaid on a less (but not greater) than a pro rata basis if agreed to by the Term Lenders holding such Term Loans;

(B) (1) if no Term Loans are then outstanding, prepay the Revolving Loans, and if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8, in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such Borrowing Base Deficiency; or (2) if there are any Term Loans and any Revolving Credit Exposures then outstanding, then, at the Borrower’s election, either: (a) (i) prepay the Revolving Loans, and (ii) if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8, and (iii) if a Borrowing Base Deficiency remains after Cash Collateralizing any Letter of Credit Exposure, prepay Term Loans in an aggregate principal amount equal to such remaining Borrowing Base Deficiency, in six consecutive equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such Borrowing Base Deficiency (and for the avoidance of doubt, in the case of this clause (2)(a), each such installment shall first be applied solely to the prepayment of outstanding Revolving Loans and/or Cash Collateralization of Letter of Credit Exposure until the prepayment in full of all such Revolving Credit Exposures, and, thereafter, each subsequent installment shall be applied to prepay Term Loans); or (b) prepay the Revolving Loans (and if any Revolving Credit Exposures remains after prepaying all of the Revolving Loans as a result of Letter of Credit Exposure, Cash Collateralize such Letter of Credit Exposure) and the Term Loans, on a pro rata basis, in proportion to the Total Revolving Credit Exposures and the Total Term Loan Exposures outstanding at such time, in an aggregate amount equal to such Borrowing Base Deficiency (provided that any Term Loans may be prepaid on a less (but not greater) than a pro rata basis if agreed to by the Term Lenders holding such Term Loans), in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such Borrowing Base Deficiency (and for the avoidance of doubt, in the case of this clause (2)(b), each such installment shall be applied to the Revolving Loans (and if any Revolving Credit Exposures remain after prepaying all of the Revolving Loans as a result of Letter of Credit Exposure, to Cash Collateralize such Letter of Credit Exposure) and the Term Loans, on a pro rata basis, in proportion to the Total Revolving Credit Exposures and the Total Term Loan Exposures outstanding at such time (as adjusted to the extent Term Loans are prepaid on a less than pro rata basis if agreed to by the Term Lenders holding such Term Loans)),

(C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such Borrowing Base Deficiency, or

(D) undertake a combination of clauses (A), (B) and (C); provided, that (x) in the event the Borrower fails to provide such written notice to the Administrative Agent within the ten Business Day period referred to above, the Borrower shall be deemed to have irrevocably elected the option set forth in clause (B)(1) or (B)(2)(a) above, as applicable, (y) the options set forth above shall not prejudice the occurrence of any Maturity Date and the principal payments required on such date and (z) once a Borrowing Base Deficiency is cured, the Borrower shall not be required to continue to take any such actions.

(ii) Upon any adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, if a Borrowing Base Deficiency exists, then the Borrower shall (A) if no Term Loans are then outstanding, (1) prepay the Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8; and (B) if there are any Term Loans and any Revolving Credit Exposures then outstanding, then, at the Borrower’s election, either: (1) (a) prepay the Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, (b) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8, and (c) if a Borrowing Base Deficiency remains after Cash Collateralizing any Letter of Credit Exposure, prepay Term Loans in an aggregate principal amount equal to such remaining Borrowing Base Deficiency; or (2) prepay the Revolving Loans (and if any Revolving Credit Exposures remain after prepaying all of the Revolving Loans as a result of Letter of Credit Exposure, Cash Collateralize such Letter of Credit Exposure) and the Term Loans, on a pro rata basis, in proportion to the Total Revolving Credit Exposures and the Total Term Loan Exposures outstanding at such time, in an aggregate amount equal to such Borrowing Base Deficiency; provided that any Term Loans may be prepaid on a less (but not greater) than a pro rata basis if agreed to by the Term Lenders holding such Term Loans. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than two Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that the options set forth above shall not prejudice the occurrence of any Maturity Date and the principal payments required on such date.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may, subject to Section 5.2(b), designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) SOFR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Term SOFR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the Term SOFR Loan to be prepaid and such Term SOFR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Term SOFR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e) Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Revolving Commitments hereunder, and amounts prepaid may be reborrowed subject to the Available Commitment.

(f) Prepayment of Revolving Loans with Excess Cash. If the Borrower and its Restricted Subsidiaries have any Excess Cash outstanding as of the end of the 15th day of each month (or if such day is not a Business Day, the following Business Day), the Borrower shall, on or before the end of the third Business Day thereafter, prepay the Revolving Loans in an aggregate principal amount equal to the amount of such Excess Cash.

Section 5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuer, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings of Indemnified Taxes or Other Taxes (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the applicable withholding agent shall send to the Administrative Agent for its own account or for the account of such Recipient a certified copy of an official receipt (or other evidence acceptable to such Recipient acting reasonably) received by the applicable withholding agent showing payment thereof. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes.

(c) The Borrower shall indemnify and hold harmless the Recipient within 30 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by the Recipient on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i)(A), (i)(B) and (i)(C) of this Section 5.4) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Without limiting the generality of the foregoing, each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) together with a certificate (substantially in the form of Exhibit N-1 hereto) representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, is not a “controlled foreign corporation” (within the meaning of Section 881(c)(3)(C) of the Code) and that the interest payments in question are not effectively connected with the U.S. trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”), (B) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party that completely exempts, or reduces the rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement, (C) to the extent a Non-U.S. Lender is not the beneficial owner, Internal Revenue Service Form W-8IMY, accompanied by the Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8ECI (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, and/or other certification documents from each beneficial owner, applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct or indirect partner, or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If any Recipient, as applicable, determines, in its sole good faith discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Recipient, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then the Recipient, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Recipient, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Recipient, as the case may be, determines in its sole good faith discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. In such event, such Recipient, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Recipient may delete any information therein that it deems confidential). A Recipient shall use commercially reasonable efforts to claim any refund that it determines is available to it, unless it concludes in its sole good faith discretion that it would be adversely impacted by making such a claim. No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this Section 5.4(f) or any other provision of Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Recipient, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Recipient harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Recipient to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) The Administrative Agent shall deliver to the Borrower, on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (or from time to time thereafter upon the reasonable request of the Borrower), either (i) an Internal Revenue Service Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that the Administrative Agent is exempt from U.S. federal backup withholding, or (ii) (x) with respect to any amounts received on its own account, the applicable Internal Revenue Service Form W-8, properly completed and duly executed, and (y) with respect to any amounts received for or on account of any Lender, an Internal Revenue Service Form W-8IMY, properly completed and duly executed, certifying on Part I, Part II and Part VI thereof that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(j) If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded

Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any other Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer.

(m) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on the Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

Section 5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE VI

Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

Section 6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent, each Lender and each Letter of Credit Issuer;

(b) the Guarantee, executed and delivered by a duly Authorized Officer of each Person that is a Guarantor as of the Closing Date;

(c) the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Collateral Agent and each Person that is a Guarantor as of the Closing Date;

(d) the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Collateral Agent and each other pledgor party thereto as of the Closing Date; and

(e) Mortgages, executed and delivered by a duly Authorized Officer of the applicable Credit Party, encumbering (i) Mortgaged Properties that constitute Borrowing Base Properties having a PV-9 sufficient to satisfy the Collateral Coverage Minimum and (ii) the Credit Parties’ ownership interests in the CO2 pipeline described in Exhibit I to that certain Purchase and Sale Agreement, dated as of November 24, 2014, among Anadarko E&P Onshore LLC, the Borrower and EIGF TE GP Resource Holdings I Agent Corp., as nominee for EIGF TE GP Resources Holdings I L.P., together with all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including by the Amendment to Purchase and Sale Agreement, dated as of February 24, 2015 (the “Renee Acquisition Agreement”) and the Monell CO2 Pipeline System described in Exhibit J to the Renee Acquisition Agreement.

Section 6.2 Collateral.

(a) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(b) All Stock of each Restricted Subsidiary of the Borrower directly or indirectly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(c) Except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) All Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall be executed and delivered by the Borrower and each of the Restricted Subsidiaries and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received such Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank.

(e) The Guarantee shall be in full force and effect.

Section 6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Kirkland & Ellis LLP, counsel to the Borrower and (b) local counsel to the Borrower in the jurisdictions listed on Schedule 6.3 in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

Section 6.4 Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 6.5.

Section 6.5 Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of each of the organizational documents of each Person that is a Credit Party as of the Closing Date, (c) certifications as to the incumbency and specimen signature of each officer executing any Credit Document and (d) certificates of the appropriate State agencies (or other customary evidence) with respect to the existence, qualification and good standing (as applicable in each such jurisdiction) of each Credit Party in each jurisdiction where any such Credit Party is organized.

Section 6.6 Fees. The Agents and the Lenders shall have received the fees in the amounts previously agreed to in writing by the Agents to be received on, or prior to, the Closing Date and all reasonable out-of-pocket expenses required to be paid on the Closing Date (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been, or will be substantially simultaneously, paid.

Section 6.7 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit M.

Section 6.8 Financial Statements. The Administrative Agent shall have received the audited consolidated balance sheet of Independence Energy LLC, the direct parent of the Borrower, as at December 31, 2020, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, and reported on by independent certified public accountants of recognized national standing.

Section 6.9 Insurance Certificates. The Administrative Agent shall have received copies of insurance certificates, if applicable, evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 9.3, each of which shall name the Secured Parties, as additional insureds on any such liability insurance and, if casualty insurance is obtained, name the Collateral Agent as additional loss payee under any such casualty insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent (provided that if such endorsement or amendment cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement or amendment being delivered at such later date as it reasonably deems appropriate in the circumstances).

Section 6.10 Transactions. The Transactions shall have been consummated substantially concurrently with the initial Borrowing under the Agreement.

Section 6.11 Patriot Act; Beneficial Ownership. The Administrative Agent and Lenders shall have received, and be reasonably satisfied in form and substance with, (i) all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent and Lenders at least five days prior to the Closing Date in respect of applicable “know your customer” rules and anti-money laundering laws and regulations, including, without limitation, the Patriot Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

Section 6.12 Lien Searches. The Administrative Agent shall have received the results of a recent appropriate UCC search with respect to each Credit Party, and such search shall reveal no Liens on any of the assets of the Credit Parties except for Liens (a) permitted by Section 10.2 or (b) to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

Section 6.13 No Indebtedness. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its Restricted Subsidiaries shall have any Indebtedness for borrowed money other than the Facility, the Closing Date Unsecured Notes and other Indebtedness not prohibited hereunder, with all Indebtedness under the Existing Credit Facilities having been paid in full and the commitments thereunder having been terminated (other than with respect to contingent obligations not then due and payable and indemnities, expense reimbursements or other obligations under the Existing Credit Facilities which by their express terms survive the payment in full of Indebtedness under such Existing Credit Facilities and the termination of commitments thereunder) and all liens and security interests released. The Administrative Agent shall have received (i) evidence satisfactory to it that all Liens on the properties of the Borrower and its Restricted Subsidiaries (other than Permitted Liens) have been or shall be substantially concurrently released or terminated, subject only to the filing of applicable terminations, releases or assignments and (ii) duly executed recordable terminations, releases or assignments in forms reasonably acceptable to the Administrative Agent with respect thereto.

Section 6.14 Title. The Administrative Agent shall have received title information reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 70% of the PV-9 of the Borrowing Base Properties.

Section 6.15 No Default; Representations and Warranties. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower with respect to the matters set forth in Section 7.1 as of the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE VII

Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Section 3.3 and Section 3.4), and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

Section 7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects or in all respects if already qualified as to materiality (after giving effect to any qualification therein) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects if already qualified as to materiality (after giving effect to any qualification therein)) as of such earlier date).

Section 7.2 Excess Cash. After giving pro forma effect to each Borrowing of Revolving Loans, including the use of proceeds thereof, the Borrower and its Restricted Subsidiaries shall not have any Excess Cash. The delivery of any Notice of Borrowing with respect to Revolving Loans by the Borrower shall constitute a certification that the condition set forth in this Section 7.2 shall be satisfied after giving pro forma effect to the requested Borrowing of Revolving Loans, including the use of proceeds thereof. For the avoidance of doubt, this Section 7.2 will not apply to any Borrowing of Term Loans, except to the extent set forth in the applicable Term Loan Amendment.

Section 7.3 Notice of Borrowing.

(a) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(b) Prior to the issuance of each Letter of Credit (other than the Existing Letters of Credit and the Contango Existing Letters of Credit), the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(c) The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

ARTICLE VIII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the Closing Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

Section 8.1 Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is currently engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 8.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and the Liens permitted by Section 10.2) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

Section 8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority by or against the Borrower or any of its Restricted Subsidiaries that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 8.7 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, the Lead Arrangers and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (as modified or supplemented by other information so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial and reserve information, projections or estimates (including financial and reserve estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature (collectively, “Pro Forma Projections”).

(b) The projections (including financial and reserve estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 8.9 No MAE. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 8.10 Tax Matters. Except where the failure of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings.

Section 8.11 Compliance with ERISA.

(a) Except as set forth on Schedule 8.11 or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to the Borrower or any ERISA Affiliate; no Plan (other than a Multiemployer Plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 8.12.

Section 8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

Section 8.14 Environmental Laws.

(a) With respect to Oil and Gas Properties of the Borrower and each of the Subsidiaries other than Non-Cost Bearing Interests and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim against the Borrower or any Subsidiary; and (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law related to Hazardous Materials contamination at any location.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has, to their knowledge, treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in each case in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

Section 8.15 Properties.

(a) Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of since the date of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property other than as disclosed to the Administrative Agent in writing.

(b) All leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

Section 8.16 Solvency. On the Closing Date (after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date)), the Borrower on a consolidated basis with its Restricted Subsidiaries is Solvent.

Section 8.17 Gas Imbalances, Prepayments. On the Closing Date, except as set forth on Schedule 8.17, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 2.5% of the Credit Parties’ average monthly production of Hydrocarbon volumes, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties (excluding Non-Cost Bearing Interests owned by the Borrower or any of its Subsidiaries) at some future time without then or thereafter receiving full payment therefor.

Section 8.18 Marketing of Production. On the Closing Date, except as set forth on Schedule 8.18, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons (excluding production attributable to Borrowing Base Properties in which the Borrower’s or any of its Subsidiaries’ ownership interest therein is derived solely from Non-Cost Bearing Interests owned by the Borrower or any of its Subsidiaries) at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Closing Date.

Section 8.19 Hedge Agreements. Schedule 8.19 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the material terms thereof relating to the type, term, effective date, termination date and notional amounts or volumes, the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 8.20 Patriot Act. On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

Section 8.21 Sanctions Laws and Regulations. None of the Credit Parties nor, to their knowledge, any of their respective directors or officers is a Designated Person. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions Laws and Regulations applicable to the Borrower and its Subsidiaries, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, the employees and agents of the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and Sanctions Laws and Regulations applicable to the Borrower and its Subsidiaries in all material respects. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Laws and Regulations.

Section 8.22 Affected Financial Institution. No Credit Party is an Affected Financial Institution.

Section 8.23 Beneficial Ownership Certification. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

ARTICLE IX

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full:

Section 9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. On or before the date that is 120 days after the end of each such fiscal year, beginning with the financial statements for the fiscal year ending December 31, 2021, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all prepared in accordance with GAAP, and, except with respect to such reconciliation, reported on by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than an emphasis of matter paragraph or a qualification or exception with respect to, or resulting from, (i) impending maturities of any Indebtedness occurring prior to the expiry of the first full four fiscal quarter period following such audit or (ii) a breach or anticipated breach of any financial covenants, including the Financial Performance Covenants). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than an emphasis of matter paragraph or a qualification or exception with respect to, or resulting from, (i) impending maturities of any Indebtedness occurring prior to the expiry of the first full four fiscal quarter period following such audit or (ii) a breach or anticipated breach of any financial covenants, including the Financial Performance Covenants).

(b) Quarterly Financial Statements. With respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, on or before the date that is 60 days after the end of each such quarterly accounting period, beginning with the financial statements for the fiscal quarter ending March 31, 2021), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period, and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statements of shareholders’ equity and cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth, commencing with the fiscal quarter ending March 31, 2022, comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent of the

Borrower), as applicable, Form 10 Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand.

(c) Officer’s Certificates - Compliance. Not later than five Business Days after the delivery of the financial statements provided for in Section 9.1(a) and (b), commencing with the fiscal quarter ending September 30, 2021, a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto (i) certifying that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, (ii) setting forth the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be, (iii) attaching reasonably detailed calculations of Free Cash Flow for the four fiscal quarter period most recently ended, (iv) setting forth a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or in the most recently delivered Compliance Certificate, (v) the amount of any Pro Forma Adjustment to the extent not set forth in a previously delivered Compliance Certificate, or any change in the amount of a Pro Forma Adjustment set forth in a previously delivered Compliance Certificate and, in either case, in reasonable detail, the calculations and basis therefor and (vi) in each Compliance Certificate provided in respect of the annual financial statements delivered under Section 9.1(a), setting forth in reasonable detail the Applicable Equity Amount as at the end of the fiscal year for which such financial statements are applicable.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. After obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any filed or threatened Environmental Claim against any Credit Party;

(ii) any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be expected to result in an Environmental Claim against any Credit Party or any Oil and Gas Properties; and

(iii) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, removal or remedial action.

(f) Other Information. With reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Projections. Within 120 days after the end of each fiscal year (beginning with the fiscal year ending on or about December 31, 2021) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected capital expenditures, projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being recognized by the Agents and the Lenders that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

Documents required to be delivered pursuant to Section 9.1(a) through Section 9.1(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, Debtdomain or another relevant website, if any, to which the Lenders and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Section 9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to maintain proper books of record and account that permit the preparation of financial statements in conformity with GAAP.

Section 9.3 Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be, to the extent applicable, the additional insureds on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Collateral Agent shall be the additional loss payee under any such casualty insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such casualty insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby.

Section 9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

Section 9.5 Existence; Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, Section 10.4 or Section 10.5.

Section 9.6 Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.7 ERISA.

(a) Promptly after the Borrower knows of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower is required or proposes to take, together with any notices (required or otherwise) given to or filed with or by the Borrower, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the

Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien on assets of a Credit Party under ERISA or the Code; that a proceeding has been instituted against the Borrower pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower of its intention to appoint a trustee to administer any Plan; that the Borrower has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiary(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted under Section 10.3, Section 10.4 or Section 10.5):

(a) operate its Oil and Gas Properties and other material properties or make commercially reasonable efforts to cause such Oil and Gas Properties and other material properties to be operated in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 9.8 in accordance with the customary practices of the industry.

Section 9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $10,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the consummation of the Transactions, including the payment of Transaction Expenses,

(b) the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to, or any capital contribution by, the Sponsor or any officer, director, employee or consultant of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries,

(c) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Stock or Stock Equivalents by the Borrower (or any direct or indirect parent thereof) permitted under Section 10.6,

(d) the payment of indemnities and reasonable expenses incurred by the Sponsor and their Affiliates in connection with management or monitoring or the provision of other services rendered to the Borrower (or any direct or indirect parent entity thereof) or any of its Subsidiaries,

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10,

(f) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof),

(g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, advisors, officers and employees of the Borrower (or any direct or indirect parent thereof), the Sponsor and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,

(h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 9.9, or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith),

(i) Dividends, redemptions, repurchases and other actions permitted under Section 10.6 and Section 10.7,

(j) customary payments (including reimbursement of fees and expenses) by the Borrower and any Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith,

(k) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof),

(l) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,

(m) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities,

(n) sales or conveyances of net profits interests for cash at Fair Market Value allowed under Section 10.4;

(o) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement;

(p) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(q) [reserved];

(r) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(s) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the board of directors or managers of the Borrower in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(t) transactions for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Borrower or any direct or indirect parent of the Borrower, (b) forming a holding company, (c) reincorporating the Borrower or (d) consummating the IPOCo Transactions;

(u) Permitted Intercompany Activities; and

(v) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business.

Section 9.10 Environmental Matters. The Borrower will at its sole expense: (i) comply, and make reasonable efforts to cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the failure to comply or cause such compliance could reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or any Restricted Subsidiary’s Properties or any other property offsite such Property to the extent caused by the Borrower’s or any Restricted Subsidiary’s operations except in compliance with applicable Environmental Laws, in each case to the extent such Release or threatened Release or failure to cause could reasonably be expected to have a Material Adverse Effect; (iii) obtain or file, and cause each Restricted Subsidiary to obtain or file, all permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Restricted Subsidiaries’ Properties, to the extent such failure to obtain or file or cause could reasonably be expected to have a Material Adverse Effect; and (iv) commence and prosecute to completion, and cause each

Restricted Subsidiary to commence and prosecute to completion, any corrective actions to the extent any corrective actions are required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties, to the extent failure to commence, prosecute or cause could reasonably be expected to have a Material Adverse Effect.

Section 9.11 Additional Guarantors, Grantors and Collateral.

(a) Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 45 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute (A) a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, substantially in the form of Annex A, Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement, and a pledgor under the Pledge Agreement and (B) a joinder to the Intercompany Note, substantially in the form of Annex I thereto.

(b) Subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto and, (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto.

(c) In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Credit Parties to, grant, within 75 days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a first-priority Lien interest (subject to Liens permitted by

Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Section 9.11(a), Section 9.11(b) and Section 9.11(c).

(d) The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or a Person required to become a Guarantor pursuant to Section 9.11(a)) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement.

(e) Without limitation of clause (a), (b) or (c) above, substantially simultaneously with the delivery of any mortgage or deed of trust on any Oil and Gas Property for the benefit of any other secured party and securing Indebtedness that is subject to a Customary Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations a Lien on such Oil and Gas Property. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

Section 9.12 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans to fund a portion of the Closing Date Refinancing, to consummate the Transactions, to conduct its Oil and Business, for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions).

(b) The Borrower will use Letters of Credit for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or its Restricted Subsidiaries may acquire assets relevant to the Oil and Gas Business and other assets.

Section 9.13 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Collateral Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(c) In addition, notwithstanding anything to the contrary in this Agreement or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

Section 9.14 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing March 1, 2022, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report as of December 31st shall be prepared, at the sole election of the Borrower (i) by one or more Approved Petroleum Engineers or (ii) by or under the supervision of the chief engineer of the Borrower or its Subsidiaries; provided that any such Reserve Report prepared in accordance with this clause (ii) shall be accompanied by an audit letter (or similar document) issued by the Approved Petroleum Engineer that has audited at least 85% (by value) of the Proved Reserves attributable to the Borrowing Base Properties of the Credit Parties. Any other Reserve Report prepared in connection with a redetermination may be prepared, at the election of the Borrower (A) by one or more Approved Petroleum Engineers or (B) by or under the supervision of the chief engineer of the Borrower and its Subsidiaries.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared, at the election of the Borrower, (i) by one or more Approved Petroleum Engineers or (ii) by or under the supervision of the chief engineer of the Borrower or by the Borrower or its Subsidiaries. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 45 days, in the case of any Interim Redetermination requested by the Borrower or 60 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request, unless otherwise agreed by the Administrative Agent.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i) in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or by the Borrower and its Subsidiaries (other than the December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(ii) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects; provided, that, with respect to any projections included in such information, such projections were based on good faith estimates and assumptions believed by the Borrower or any Approved Petroleum Engineer, as applicable, to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(iii) except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of in compliance with Section 10.4 since the date of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2;

(iv) except as set forth on an exhibit to such certificate or previously disclosed to the Administrative Agent in writing, as of the date of such Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(v) none of the Borrowing Base Properties have been Disposed since the date of the immediately preceding Reserve Report to the date of the Reserve Report being delivered, except (A) those Borrowing Base Properties listed on such certificate as having been Disposed, (B) as previously disclosed to the Administrative Agent in writing or (C) Borrowing Base Properties Disposed in the ordinary course in connection with operating agreements, farmouts, joint exploration and development agreements, communitization agreements or orders, pooling agreements or orders and other agreements or orders customary in the oil and gas industry whose aggregate PV-9 (calculated at the time of Disposition) does not exceed 5% of the then-effective Borrowing Base;

(vi) attached as a schedule thereto, a list of, as of the last Business Day of the most recently ended fiscal year or period, as applicable, all material marketing agreements entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non- index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that (1) represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and (2) have a maturity date or expiry date of longer than six months from the last day of such fiscal year or period, as applicable, and are not cancellable on 60 days’ notice or less without penalty or detriment;

(vii) attached as a schedule thereto, a true and complete list of all material commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.19 or on any previously delivered certificate delivered pursuant to this Section 9.14(c), any margin required or supplied under any credit support document and the counterparty to each such agreement;

(viii) attached thereto is a schedule setting forth, for each calendar month during the six or twelve month period, as applicable, ending as of the date of such Reserve Report, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month; and

(ix) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating the extent to which the PV-9 of the Mortgaged Properties (calculated as of the date of such Reserve Report) meets the Collateral Coverage Minimum.

Section 9.15 Title Information. On or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a), the Borrower will deliver, or will cause the applicable Restricted Subsidiaries to deliver, if requested by the Administrative Agent, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries (it being understood that standards reasonably acceptable to the Administrative Agent shall be deemed to meet such standard), as is required to demonstrate, to the reasonable satisfaction of the Administrative Agent, satisfactory title on at least 85% of the PV-9 value of the Borrowing Base Properties.

Section 9.16 Sanctions Laws and Regulations. The Borrower shall, and shall ensure that its Subsidiaries shall, use the proceeds of the Loans or any Letter of Credit only in a manner that is permitted under this Agreement and in no event: (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, in violation of applicable Sanctions Laws and Regulations or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

Section 9.17 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the Oil and Gas Business or the business conducted by them on the Closing Date and other business reasonably related, complementary, incidental, synergistic or ancillary thereto (including Industry Investments) or reasonable extensions to any of the foregoing (the “Permitted Business”); provided that, for the avoidance of doubt, the Borrower and its Restricted Subsidiaries shall be permitted to make investments and expenditures otherwise permitted by this Agreement with respect to the development of technology or infrastructure relating to renewable energy generation, energy storage, advanced fuels, carbon mitigation, hydrogen technologies and fuel cells, in each case that are consistent with the Company’s environmental, social and governance strategy, in each case so long as the making of such investments and expenditures will not fundamentally and substantively alter the character of their business, taken as a whole, from the Permitted Business.

Section 9.18 Control Agreements. In connection with any deposit account or securities account opened, established, held, acquired or otherwise maintained by the Borrower or any Guarantor (in each case, other than any Excluded Account for so long as it is an Excluded Account), the Borrower will, and will cause each Guarantor to, enter into and deliver to the Collateral Agent an Account Control Agreement no later than the date that any funds or assets are deposited therein or, with respect to any deposit account or securities account that ceases to be an

Excluded Account, no later than the date of such cessation (or, in each case, such later date as the Collateral Agent may agree in its sole discretion); provided that the Borrower shall be deemed to have satisfied the requirements of this Section 9.18: (i) with respect to any deposit account or securities account established, held or maintained on the Closing Date, so long as the Borrower or applicable Guarantor delivers an Account Control Agreement to the Collateral Agent no later than 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion); and (ii) with respect to any deposit account or securities account that is acquired by the Borrower or any Guarantor as a result of a Permitted Acquisition or other transaction not prohibited by this Agreement, so long as, no later than 45 days after the date of such Permitted Acquisition (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower or such Guarantor (x) causes such account to be subject to an Account Control Agreement or (y) closes such account and transfers any funds or assets therein to an account that otherwise meets the requirements of this Section 9.18.

Section 9.19 Post-Closing Title Covenant. On or before the date that is 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will deliver, or will cause the applicable Restricted Subsidiaries to deliver, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries (it being understood that standards reasonably acceptable to the Administrative Agent shall be deemed to meet such standard), as is required to demonstrate, to the reasonable satisfaction of the Administrative Agent, satisfactory title on at least 85% of the PV-9 value of the Borrowing Base Properties.

ARTICLE X

Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full:

Section 10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness (including Guarantee Obligations thereunder) in respect of the Closing Date Unsecured Notes in an aggregate principal amount not to exceed $500,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness arising under the Credit Documents (including pursuant to Section 2.16, Section 2.17 and Section 2.19);

(c) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Closing Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit O or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit O, in each case, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(d) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(e) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt or Permitted Junior Lien Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(f) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Section 10.5(d), Section 10.5(g), Section 10.5(h), Section 10.5(i), Section 10.5(s), Section 10.5(t) and Section 10.5(u);

(g) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 365 days of the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets (excluding Hydrocarbon Interests) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h) Indebtedness outstanding on the date hereof listed on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i) Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;

(j) Indebtedness (or any Permitted Refinancing Indebtedness thereof) of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that:

(i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(iii) (1) the Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.11(b) and (2) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and a joinder to the Intercompany Note, in each case to the extent required under Section 9.11; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this Section 10.1(j)(iii) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(g), and

(iv) after giving effect to the assumption of any such Indebtedness, to such acquisition and to any related Pro Forma Adjustment, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such assumption and acquisition had occurred on the first day of such Test Period;

(k) [Reserved];

(l) Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(n) (i) other additional Indebtedness (of a type not otherwise described in this Section 10.1); provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(n) shall not at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, exceed the greater of (x) $120,000,000 and (y) 3.0% of Total Assets (measured as of the date of incurrence of such Indebtedness); and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(o) Indebtedness in respect of Permitted Additional Debt, Permitted Junior Lien Debt and, in each case, any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that (i) after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants and (ii) the Borrowing Base shall be adjusted as set forth in Section 2.14(e);

(p) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of cash and treasury management, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements;

(q) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business or consistent with past practice or industry practice;

(t) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice;

(u) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(v) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(w) [reserved];

(x) Indebtedness consisting of the undischarged balance of any Production Payment, subject to adjustment of the Borrowing Base as set forth in Section 2.14(g) to the extent required under Section 10.4(b);

(y) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the Cash Management Services (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(z) Indebtedness (i) incurred on behalf of, or Guarantee Obligations in respect of the Indebtedness of, joint ventures (regardless of the form of legal entity) that are not Subsidiaries and (ii) of Subsidiaries which are not Guarantors, in a principal amount, when aggregated with the outstanding principal amount of all Indebtedness incurred pursuant to this clause (z), not to exceed, at the time of incurrence thereof, the greater of (x) $120,000,000 and (y) 3.0% of Total Assets (measured as of the date of incurrence of such Indebtedness);

(aa) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(bb) (i) Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.20 (and which does not generate any additional proceeds); provided that such Indebtedness otherwise complies with the Specified Conditions and (ii) any Permitted Refinancing thereof; and

(cc) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with Section 10.1, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 10.1(a) through (bb) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 10.1(a) through (bb) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 10.1(a) through (bb) above.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates), and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(n);

(d) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (i) $2,500,000 individually or in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this Section 10.2(d) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(e) (i) the modification, replacement, extension or renewal (or successive modifications, replacements, extensions or renewals), in whole or in part, of any Lien permitted by this Section 10.2 upon or in the same assets (plus improvements on and accessions to such property) theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by Section 10.2(f) and Section 10.2(s), subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) Liens securing Indebtedness incurred in replacement, extension, refinancing, refunding or renewal (without increase in the amount or additional direct or contingent obligors except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension, refinancing, refunding or renewal of the Indebtedness secured thereby is permitted by Section 10.1;

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) secured, immediately prior to such Permitted Acquisition or other Investment;

(g) Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments, subject to adjustment of the Borrowing Base as set forth in Section 2.14(g) to the extent required under Section 10.4(b) provided that such Liens attach at all times only to the Oil and Gas Properties from which the Production Payments have been conveyed (including produced and unproduced reserves in respect thereof), it being understood that individual financings or Productions Payments provided by one lender or group of lenders may be cross-collateralized to other financings or Production Payments provided by such lender or group of lenders;

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Stock or Stock Equivalents (i) in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral and (ii) of an Unrestricted Subsidiary;

(u) Liens securing any Indebtedness permitted by Sections 10.1(e) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), (l) (as long as such Liens attach only to assets of Foreign Subsidiaries and Domestic Subsidiaries that are not Guarantors) and (p) (as long as such Liens attach only to cash and securities and securities held by the relevant Cash Management Bank);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w) Liens on Collateral securing any Permitted Junior Lien Debt and any Permitted Refinancing Indebtedness permitted by Section 10.1(o); provided that the applicable holders of such Indebtedness (or a representative or trustee thereof on their behalf) shall have entered into a Customary Intercreditor Agreement providing that the Liens securing such obligations shall rank junior to the Liens securing the Obligations; and

(x) additional Liens on property not constituting Borrowing Base Properties, so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, does not exceed the greater of (x) $80,000,000 and (y) 2.0% of Total Assets (measured as of the date on which such Lien or the Indebtedness secured is incurred), provided that Liens on such property not securing Permitted Refinancing Indebtedness of such obligations shall be permitted.

For purposes of determining compliance with this Section 10.2, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 10.2 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 10.2, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision and (C) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 10.1(cc) in respect of such Indebtedness.

Section 10.3 Limitation on Fundamental Changes. Except as permitted by Section 10.4 or Section 10.5 (other than Section 10.5(x)) the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (E) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document, and as to such other matters regarding the Successor Borrower and the Credit Documents as the Administrative Agent or its counsel may reasonably request, (F) the Administrative Agent and Lenders shall have received all documentation and other information about the

Successor Borrower (if other than the Borrower) as shall have been reasonably requested in writing by the Administrative Agent and Lenders at least five days prior to the creation of the such Successor Borrower in respect of applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5.

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Guarantor may (i) merge, amalgamate or consolidate with or into any other Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, (A) an “Investment” and subject to the limitations set forth in Section 10.5 and (B) a “Disposition” and subject to the limitations set forth in Section 10.4(b), and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or Section 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f) the Borrower and its Restricted Subsidiaries may consummate (x) the Transactions or (y) the IPOCo Transactions of the type described in clauses (a) and (b) of the definition thereof;

(g) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(h) any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Party under the Credit Documents and delivers any applicable information requested by the Administrative Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets (other than Borrowing Base Properties) for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and Mineral Interests and in connection with net profits interests, operating agreements, farm-ins, farm-outs, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties) for Fair Market Value; provided, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties so directly or indirectly Disposed of since the later of (i) the later of (A) the Closing Date and (B) the last Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(g) exceeds 5% of the then-effective Borrowing Base, then no later than two Business Days’ after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and, at the election of the Required Lenders, the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(g);

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.2, Section 10.3 (other than Section 10.3(g)), Section 10.5 (other than Section 10.5(x)) or Section 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);

(j) transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(k) Dispositions of accounts receivable (i) in connection with the settlement, collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l) the unwinding or termination of any Hedge Agreement (subject to the terms of Section 2.14(f));

(m) Dispositions of Oil and Gas Properties or any interest therein and other assets not included in the Borrowing Base (including, without limitation, the Stock or Stock Equivalents of any Restricted Subsidiary or any Minority Investment owning Oil and Gas Properties that are not Borrowing Base Properties);

(n) to extent constituting a Disposition, customary after pay-out reversions of Oil and Gas Properties in agreements entered into in the ordinary course of business, provided that the before pay-out and after pay-out interests of the Borrower and its Restricted Subsidiaries are set forth in the Reserve Report;

(o) any issuance or sale of Stock or Stock Equivalents in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Stock or Stock Equivalents of such Unrestricted Subsidiary), including a Minerals Spinoff;

(p) any surrender, expiration or waiver of contract rights or oil and natural gas leases or the settlement, release, recovery on or surrender of contract, tort or other rights or litigation claims of any kind in the ordinary course of business or consistent with industry practice;

(q) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to Section 10.4(a) through (p) above;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights; and

(s) Dispositions of any assets having a Fair Market Value not to exceed the greater of $5,000,000 in the aggregate during any 12- month period.

To the extent any Collateral is Disposed of as permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and upon the certification by the Borrower that such Disposition is permitted by this Agreement (if requested by the Administrative Agent), the Administrative Agent shall be authorized (and is hereby directed by each of the Lenders) to take any actions reasonably requested by the Borrower in order to effect the foregoing at Borrower’s sole cost and expense.

Section 10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $10,000,000;

(d) (i) Investments existing or contemplated on, or made pursuant to commitments in existence or contemplated on, the Closing Date as set forth on Schedule 10.5, (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5 (other than (a) pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Section 10.5);

(e) any Investments received by the Borrower or any of its Restricted Subsidiaries: (i) in connection with or as a result of the bankruptcy, workout, reorganization or recapitalization of suppliers or customers or settlement of delinquent obligations of, and other disputes with or judgments against, customers, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(g) Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary (iii) constituting Permitted Intercompany Activities and (iv) by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor, valued at the Fair Market Value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 10.5(g)(iii) that, at the time such Investment is made, would not exceed the sum of (A) the greater of (x) $50,000,000 and (y) 1.25% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (B) the Applicable Equity Amount at such time and (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(g)(iii) was made by using the Applicable Equity Amount, then the amounts referred to in clause (C) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts).

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration of such Permitted Acquisitions made or provided by the Borrower or any Restricted Subsidiary to acquire any Person that does not become a Credit Party or merge, consolidate or amalgamate into a Credit Party or any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by Credit Party, shall not exceed the sum of (i) the greater of (x) $80,000,000 and (y) 2.0% of Total Assets, (ii) the Applicable Equity Amount at such time and (iii) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(h) was made by using the Applicable Equity Amount, then the amounts referred to in this clause (iii) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts);

(i) Investments (including but not limited to (i) Minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries, (iii) Investments in Subsidiaries that are not Credit Parties, (iv) Permitted Acquisitions and (v) Investments in respect of royalty trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 10.5(i) that, at the time each such Investment is made, would not exceed the sum of (A) the greater of (x) $100,000,000 and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (B) the Applicable Equity Amount at such time plus (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(i) was made by using the Applicable Equity Amount, then the amounts referred to in clause (C) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts); provided that the foregoing limits shall not apply during the period in which, and Investments may be made pursuant to this Section 10.5(i) without limit at any such time during which, after giving Pro Forma Effect to the making of any such Investment, (i) no Event of Default shall have occurred and be continuing, (ii) Liquidity is not less than 15% of the then effective Loan Limit (on a Pro Forma Basis after giving effect to such Investment) and (iii) the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.75 to 1.00 (on a Pro Forma Basis after giving effect to such Investment); provided, further, that intercompany Current Liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time;

(j) [reserved];

(k) [reserved];

(l) Investments constituting promissory notes and other non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(m) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by the Sponsor or its Affiliates or any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof); provided that such Investment is otherwise permitted by Section 10.6(j);

(n) [reserved];

(o) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Dividends to the extent permitted to be made to such parent in accordance with Section 10.6;

(p) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(q) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;

(r) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(s) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(u) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems, gas processing plants and pipeline systems and any related infrastructure related thereto or Investments related to farm-out, farm-in, joint operating, joint venture (other than a joint venture in the form of a partnership, corporation, or limited liability company), joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement (other than a joint venture in the form of a partnership, corporation, or limited liability company);

(v) to the extent constituting Investments, the Transactions;

(w) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(x) Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted under Section 10.1, Section 10.3 (other than Section 10.3(a), (b) and (g)), Section 10.4 (other than Section 10.4(d)) and Section 10.6 (other than Section 10.6(c));

(y) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(z) Investments resulting from pledges and deposits under clauses (d) and (e) of the definition of “Permitted Liens” and clauses (j) and (o) of Section 10.2;

(aa) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(bb) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(cc) [reserved];

(dd) Investments consisting of the contribution of Stock or Stock Equivalents of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO;

(ee) Investments in Restricted Subsidiaries which are not Guarantors, joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (determined by the Borrower acting in good faith), taken together with all other Investments made pursuant to this Section 10.5(ee) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of marketable securities (until such proceeds are converted to cash equivalents) not to exceed the greater of (x) $50,000,000 and (y) 1.25% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(ff) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(gg) [reserved];

(hh) [reserved];

(ii) any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (ff) above.

For purposes of determining compliance with this Section 10.5, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (ii) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 10.5 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving Pro Forma Effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 10.5 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

Section 10.6 Limitation on Dividends. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay any dividends (other than Dividends payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire for consideration any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Dividends”); except that:

(a) the Borrower and its Restricted Subsidiaries may (or may pay Dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby; and the Borrower and its Restricted Subsidiaries may pay Dividends payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower and its Restricted Subsidiaries may (i) (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any future, present or former officer, manager, consultant, independent contractor, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries or any parent thereof, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $15,000,000 (which shall increase to $30,000,000 subsequent to the consummation of a

Qualified IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30,000,000 in any calendar year (which shall increase to $40,000,000 subsequent to the consummation of a Qualified IPO)) plus (B) all net cash proceeds obtained by or contributed to the Borrower and its Subsidiaries during such calendar year from the sale of such Stock or Stock Equivalents to other future, present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower or its Subsidiaries or any parent thereof in connection with the Transactions that are foregone in return for the receipt of Stock or Stock Equivalents; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year; and (ii) pay Dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any future, present or former employee, officer, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $7,500,000 in the aggregate; provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employee, officer, director, manager or consultant (or their respective Affiliates, estates or immediate family members), of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Dividend for purposes of this covenant or any other provision of this Agreement;

(c) to the extent constituting Dividends, the Borrower and its Restricted Subsidiaries may (i) make Investments permitted by Section 10.5 (other than Section 10.5(x)) and (ii) enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(d) the Borrower and its Restricted Subsidiaries may make the Dividends set forth on Schedule 10.6 as of the Closing Date;

(e) the Borrower and its Restricted Subsidiaries may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) and its Restricted Subsidiaries upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower and its Restricted Subsidiaries may make and pay Dividends to any of their direct or indirect parent entities:

(i) the proceeds of which will be used to pay (or to make Dividends to allow any direct or indirect parent of the Borrower to pay) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence;

(ii) the proceeds of which shall be used to allow any direct or indirect parent of the Borrower and its Restricted Subsidiaries to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including professional, administrative, legal, accounting and similar expenses provided by third parties, real and personal property Taxes, franchise, excise or similar taxes and fees and expenses required to maintain its corporate existence or good standing under applicable law), which are reasonable and customary and incurred in the ordinary course of business, including any actual, reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used by such parents to pay Dividends permitted by Section 10.6(b);

(iv) the proceeds of which shall be used to make Dividends to allow any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, whether or not consummated;

(v) the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to officers, employees and consultants of any direct or indirect parent thereof (to the extent such salaries, bonuses, severances and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries);

(vi) in the form of Stock or Stock Equivalents of the Borrower and its Restricted Subsidiaries (other than Disqualified Stock not otherwise permitted by Section 10.1);

(vii) the proceeds of which will be used to pay (or to make Dividends to allow any parent entity to pay) with respect to any taxable period (x) for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which any holding company of the Borrower and/or its Subsidiaries is the common parent, or (y) for which the Borrower and/or its Subsidiaries is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; provided that distributions pursuant to this clause (vii) in respect of an Unrestricted Subsidiary shall be permitted to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(viii) in such amounts as are needed to pay any amounts owed by a direct or indirect parent of the Borrower or IPOCo, as applicable, under any tax receivable agreement as contemplated by the definition of “IPOCo Transactions”; or

(ix) with respect to any taxable period ending after the Closing Date for which the Borrower and/or its Subsidiaries is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in clause (vii)(y) above), distributions to each owner in an amount necessary to permit such owner to pay its U.S. federal (including, for the avoidance of doubt, any Taxes imposed on “net investment income” by Section 1411 of the Code), state and/or local income Taxes (including any estimated Taxes payable) (as applicable) attributable (including, for the avoidance of doubt, as a result of any guaranteed payments deemed received by such owner pursuant to Section 707(c) of the Code (other than guaranteed payments in respect of services performed by such owner)) to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to Tax at the highest combined marginal federal, state and/or local income tax rate applicable to an individual or corporate taxpayer, as applicable, resident of New York, New York for such taxable period and taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), (ii) any cumulative net taxable loss of the Borrower allocated to such owner for prior taxable periods and not already taken into account in determining the amount of Tax distributions under this clause (ix) to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such Taxes and provided such loss had not already been utilized), (iii) the character (e.g. long-term or short-term capital gain or ordinary or exempt) of the applicable income) and (iv) any adjustments made under Section 754 of the Code; provided that distributions pursuant to this clause (ix) in respect of an Unrestricted Subsidiary shall be permitted to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(x) to finance Permitted Acquisitions and other Investments or other acquisitions in each case otherwise permitted to be made under Section 10.5 if made by the Borrower and/or its Restricted Subsidiaries; provided, that (A) such Dividend shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Stock or Stock Equivalents) to be contributed to the capital of the Borrower or one or more of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (C)

such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary would have been permitted to give such consideration or make such payment in compliance herewith, (D) any property received by the Borrower shall not increase the Applicable Equity Amount and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by Borrower or such Restricted Subsidiary pursuant to Section 10.5 for the purposes of calculating compliance with the baskets thereunder;

(g) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition or other Investment permitted under Section 10.5 and (ii) so long as, after giving Pro Forma Effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) the Borrower and/or its Restricted Subsidiaries may pay or consummate any Dividend (including the consummation of any irrevocable redemption) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) so long as, after giving Pro Forma Effect thereto, (i) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) Liquidity is not less than 20% of the then effective Loan Limit (on a Pro Forma Basis after giving effect to such Dividend) and (iii) the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.00 to 1.00 (on a Pro Forma Basis after giving effect to such Dividend), the Borrower or its Restricted Subsidiaries may declare and pay additional Dividends without limit in cash or other otherwise to the holders of its Stock and Stock Equivalents; provided, that, in the case of any Dividend in the form of assets other than cash, no such Dividend shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Dividend (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(j) so long as, after giving Pro Forma Effect thereto, (i) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) Liquidity is not less than 20% of the then effective Loan Limit (on a Pro Forma Basis after giving effect to such Dividend) and (iii) the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.50 to 1.00 (on a Pro Forma Basis after giving effect to such Dividend), the Borrower or its Restricted Subsidiaries may declare and pay additional Dividends in cash or otherwise in an amount not to exceed Available Free Cash Flow; provided, that, in the case of any Dividend in the form of assets other than cash, no such Dividend shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Dividend (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(k) in addition to the foregoing Dividends and so long as (x) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom before or after giving effect to the payment of any such Dividend and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as such covenant is re-computed as of the last day of the most recently ended Test Period as if the amount of any Cure Amount made for such Test Period were not made if the amount of the Applicable Equity Amount after paying or declaring the proposed Dividends in this Section 10.6(k) is less than or equal to the amount of such Cure Amount, the Borrower or its Restricted Subsidiaries may declare and pay Dividends in an aggregate amount not to exceed the Applicable Equity Amount at the time such Dividend is paid;

(l) the Borrower and its Restricted Subsidiaries may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date);

(m) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries that complies with the terms of this Agreement; provided that the aggregate amount of all such payments and distributions under this clause (m) shall not exceed $20,000,000;

(n) the distribution, by dividend or otherwise, of Stock or Stock Equivalents of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary, including a Minerals Spin-Off (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Stock or Stock Equivalents of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments);

(o) after or in connection with the consummation of a Qualified IPO, (i) the Borrower or any Restricted Subsidiary may make Dividends to any direct or indirect parent of the Borrower to pay costs associated with preparations for and implementation of Public Company Compliance, (ii) payments and distributions made in connection with the IPOCo Transactions of the type described in clauses (a) and (b) of the definition thereof and (iii) the payment of all reasonable and customary fees and expenses incurred in connection therewith or owed by the Borrower, a direct or indirect parent of the Borrower or Restricted Subsidiaries of the Borrower; and

(p) any Restricted Subsidiary may make Dividends to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Dividend by a Restricted Subsidiary that is not a wholly-owned Subsidiary, such Dividend is made to the Borrower or any of its Restricted Subsidiaries and to each other owner of Stock or Stock Equivalents of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Stock or Stock Equivalents.

Section 10.7 Limitations on Junior Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, voluntarily prepay, repurchase or redeem or otherwise voluntarily defease prior to maturity any Permitted Additional Debt or Permitted Junior Lien Debt (other than AHYDO payments); provided, however, that the Borrower or any Subsidiary may prepay, repurchase, redeem or defease any such Permitted Additional Debt or Permitted Junior Lien Debt:

(i) with cash from any capital contributions or the net cash proceeds of the issuance of Stock (in each case, other than Disqualified Stock);

(ii) with the proceeds of any Permitted Refinancing Indebtedness;

(iii) by converting or exchanging any such Permitted Additional Debt or Permitted Junior Lien Debt to Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock);

(iv) so long as, after giving Pro Forma Effect thereto, (i) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) Liquidity is not less than 20% of the then effective Loan Limit (on a Pro Forma Basis after giving effect to such prepayment, repurchase, redemption or defeasance) and (iii) the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.00 to 1.00 (on a Pro Forma Basis after giving effect to such prepayment, repurchase, redemption or defeasance); and

(v) in an amount not to exceed Available Free Cash Flow, in each case, so long as, after giving Pro Forma Effect thereto, (i) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) Liquidity is not less than 20% of the then effective Loan Limit (on a Pro Forma Basis) and (iii) the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.50 to 1.00 (on a Pro Forma Basis).

(b) The Borrower will not amend or modify the documentation governing any Permitted Additional Debt or Permitted Junior Lien Debt or, in each case, the terms applicable thereto to the extent that any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect, unless such Indebtedness in its amended or modified form could be incurred as Permitted Refinancing Indebtedness or as Indebtedness under Section 10.1.

(c) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless a Payment or Bankruptcy Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer or (iii) the prepayment, repurchase, redemption or other defeasance of any Permitted Junior Lien Debt or any Permitted Additional Debt with an aggregate amount not to exceed the Applicable Equity Amount (with the Applicable Equity Amount being re-computed as of the last day of the most recently ended Test Period as if (i) such prepayment, repurchase, redemption or other defeasance had occurred on the first day of such Test Period and (ii) the amount of any Cure Amount made during such Test Period were not made to the extent (A) the amount of the Applicable Equity Amount after making the proposed prepayment, repurchase, redemption or other defeasance is less than or equal to the amount of such Cure Amount and (B) such Cure Amount was necessary for the Borrower to be in compliance on a Pro Forma Basis with the Financial Performance Covenants) at the time of such prepayment, repurchase, redemption or defeasance.

Section 10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable solely to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of secured Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) are restrictions imposed by any agreement relating to Indebtedness permitted pursuant to Section 10.1 or Permitted Refinancing Indebtedness thereof to the extent that such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents as determined by the Borrower in good faith, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Requirements of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Contractual Requirement in the Indebtedness being refinanced, (xiv) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation and (xv) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

Section 10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents and any Hedging Obligations;

(b) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(c) Requirement of Law or any applicable rule, regulation or order;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(f) secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1 and Section 10.2 as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(h) other Indebtedness, Disqualified Stock or preferred stock of the Borrower and its Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Loans when due;

(i) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investment” entered into in the ordinary course of business;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition; and

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Section 10.9(a) through Section 10.9(k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a) Hedge Agreements in respect of commodities entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts and floors that are not related to corresponding calls, collars or swaps and with respect to which the Borrower or any Restricted Subsidiary has no payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into, and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 90% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves (as forecast based upon the most recent Reserve Report; provided that the Borrower may at any time update any such forecast by providing the Administrative Agent additional information reasonably satisfactory to the Administrative Agent reflecting new reasonably anticipated Hydrocarbon production from new wells or other production improvements (any such information, a “Production Forecast Update”)) for the 66 month period from the date such hedging arrangement is created (the “Ongoing Hedges”).

(b) In addition to the Ongoing Hedges, in connection with a proposed Permitted Acquisition or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves to be acquired pursuant to such Proposed Acquisition, having notional volumes not in excess of 90% of such projected production from the total Proved Reserves to be acquired pursuant to such Proposed Acquisition, for a period not exceeding 48 months (the “Acquisition Hedges”) from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date such Proposed Acquisition is consummated, (B) the date such acquisition is terminated and (C) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree); provided that to the extent notional volumes hedged by the Credit Parties in connection with a Proposed Acquisition (when aggregated with other commodity Hedge Agreements then in effect) exceed more than 100% of the reasonably anticipated projected production of the Credit Parties (based on the most recently delivered Reserve Report, subject to Production Forecast Updates) prior to such Proposed Acquisition, the Borrower shall maintain Liquidity of not less than 15.0% of the Borrowing Base while the notional volumes hedged by the Credit Parties exceed 100% of such reasonably anticipated projected production of the Credit Parties (based on the most recently delivered Reserve Report, subject to Production Forecast Updates). However, in its sole discretion, the Administrative Agent may require that all such Acquisition Hedges entered into with respect to a Proposed Acquisition be terminated or unwound within 90 days following the date such acquisition is terminated (it being understood, for avoidance of doubt, that the Acquisition Hedges may be permitted as Ongoing Hedges to the extent such Acquisition Hedges could be entered into pursuant to Section 10.10(a)). It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(c) Other Hedge Agreements (other than those contemplated in clauses (a) through (b) above and any Hedge Agreements in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(d) If, after the end of any calendar month, the Borrower determines that the aggregate volume of all Ongoing Hedges for which settlement payments were calculated in such calendar month exceeded 100% of actual production of Hydrocarbons in such calendar month, then the Borrower shall terminate, create off-setting positions, allocate volumes to other production for which the Borrower or any Restricted Subsidiaries is marketing, or otherwise unwind existing Hedge Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

(e) It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(f) For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

(g) Notwithstanding anything to the contrary herein, in no event shall any Hedge Agreement with any party other than a Hedge Bank contain any requirement, agreement or covenant for any Credit Party to post collateral or margin.

Section 10.11 Financial Performance Covenants.

(a) Consolidated Total Debt to Consolidated EBITDAX Ratio. Commencing with the Test Period ending September 30, 2021, the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDAX Ratio as of the last day for any Test Period to be greater than 3.5 to 1.0.

(b) Current Ratio. Commencing with the Test Period ending September 30, 2021, the Borrower will not permit the Current Ratio as of the last day of any Test Period to be less than 1.0 to 1.0.

ARTICLE XI

Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

Section 11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in Section 11.1(a) above).

Section 11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

Section 11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.17, 9.18, 9.19 or Section 10 (provided that any Default due to a breach of Section 10.11 is subject to a cure pursuant to Section 11.13); or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or Section 11.2 or Section 11.3(a)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

Section 11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) in excess of $75,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to Indebtedness consisting of any Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements, (2) any event requiring prepayment pursuant to customary asset sale or change of control provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower; or

(b) without limiting the provisions of clause (a) above, any such default under any such Indebtedness shall cause such Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Swap Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements, (ii) other than pursuant to customary asset sale or change of control provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.

Section 11.5 Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

Section 11.6 ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b) there would result from any event or events set forth in Section 11.6(a) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

Section 11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee are in effect or legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.8 Security Documents. The Security Agreement, Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement, the Mortgage or any other Security Document are in effect or legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of $75,000,000 in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

Section 11.10 Change of Control. A Change of Control shall occur.

Section 11.11 Intercreditor Agreement. (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be (x) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any document governing Permitted Junior Lien Debt Document or (y) “Controlling Senior Obligations,” “Initial Credit Agreement Obligations” or “Senior Obligations” (or any comparable term) under, and as defined in, any Customary Intercreditor Agreement or (ii) the subordination provisions set forth in any Permitted Junior Lien Debt Document shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Permitted Junior Lien Debt, if applicable.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement

(provided that, if an Event of Default specified in Section 11.5 shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice): (a) declare the all of the Commitments terminated, whereupon the Commitment of each Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any outstanding Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Section 11.12 Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and/or Collateral Agent in each Person’s capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, expenses and indemnities (other than principal, interest and Letter of Credit Fees) payable to the Lenders and any Letter of Credit Issuer arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause second;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Letter of Credit Issuers, in proportion to the respective amounts described in this clause third payable to them;

(d) fourth, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (b) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably among the Lenders, the Letter of Credit Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (b) shall be paid to the Administrative Agent for the ratable account of the applicable Letter of Credit Issuer to Cash

Collateralize such Letters of Credit, (y) subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of cash collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause fourth;

(e) fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(f) sixth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

Notwithstanding the foregoing, amounts received from any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations; it being understood, that if any amount is applied to any Obligations other than Excluded Swap Obligations as a result of this clause, Administrative Agent shall make such adjustments as it reasonably determines are appropriate to distributions pursuant to priority fourth and fifth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in priority fourth and fifth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to priority fourth and fifth above.

Section 11.13 Equity Cure. (a) Notwithstanding anything to the contrary contained in this Section 11 or any Credit Document, in the event that the Borrower fails to comply with the Financial Performance Covenants, then until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating such Financial Performance Covenants is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the Financial Performance Covenants and no later than the expiration of such tenth Business Day) from an issuance of Stock or Stock Equivalents (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Stock or Stock Equivalents on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following Pro Forma Adjustments:

(i) Consolidated EBITDAX and/or Current Assets, as applicable, shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Performance Covenants with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) Consolidated Total Debt, for such Test Period shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay any such Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Total Debt;

(iii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (B) there shall be a maximum of five Cure Rights made during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Performance Covenants (such amount, the “Necessary Cure Amount”); provided further that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenants for such fiscal quarter (such amount, the “Expected Cure Amount”), (D) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Financial Performance Covenants and (E) no Lender or Letter of Credit Issuer shall be required to make any extension of credit hereunder during the 10 Business Day period referred to above, unless the Borrower shall have received the Cure Amount; and

(iv) upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Performance Covenants, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.

(b) Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining the Applicable Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Stock or Stock Equivalents (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

Section 11.14 Action by Secured Parties. Without limiting the provisions of Section 13.3 or Section 13.8(b), each Letter of Credit Issuer and each Lender, and each Hedge Bank and Cash Management Bank, by its acceptance of the benefits of the Security Documents, agrees that:

(a) it will not, without the prior written consent of the Administrative Agent, exercise any right to set off or apply any deposits of any kind, or any other obligations owing by it to or for the order of the Borrower or any of its Subsidiaries, against any Hedging Obligations or Cash Management Obligations or any other amounts secured by Liens on Collateral; provided that nothing contained in this Section 11.14 or elsewhere in this Agreement shall impair the right of any Hedge Bank to declare an early termination date in respect of any Hedge Agreements, or to undertake payment or close-out netting or to otherwise setoff trades or transactions then existing under such Hedge Agreements;

(b) it will not, without the prior written consent of the Administrative Agent, (i) pursue or attempt to realize upon any Collateral or any part or portion thereof, or (ii) bid on any Collateral at a foreclosure sale, or take possession or operate any portion of the Collateral which constitutes real property;

(c) it will not transfer any portion of its rights in respect of any Secured Hedge Agreement or Hedging Obligations or Secured Cash Management Agreement or Cash Management Obligations, unless the assignee agrees in writing to be bound by the terms of this Section 11.14 and a copy of such writing is delivered to the Administrative Agent; and

(d) if it exercises any right of setoff in contravention of this Section 11.14 or in contravention of Section 13.8(b), it shall indemnify the Administrative Agent and each other Lender, the Letter of Credit Issuer, each Hedge Bank and each Cash Management Bank, from any and all losses, expenses and damages (including attorneys’ fees and costs) it shall suffer or incur by reason of such setoff or other action, including losses, expenses and damages (including attorneys’ fees and costs) caused by or resulting from the release, loss or waiver of any Collateral or any Lien thereon securing Obligations, or the unenforceability of any Security Document or Credit Document or any assertions that any Collateral or Lien securing Obligations thereon was released, lost or waived.

The provisions of this Section 11.14 shall apply to the Letter of Credit Issuer, all Lenders, all Hedge Banks, all Cash Management Banks and their respective successors and assigns. The provisions of this Section 11.14 are solely for the benefit of the Administrative Agent, the Letter of Credit Issuer, the Lenders, the Hedge Banks and the Cash Management Banks, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any such provisions. The provisions of this Section 11.14 are not intended to nor shall override, alter or amend any rights or obligations set forth in Section 12 that inure to the benefit of the Borrower.

ARTICLE XII

The Agents

Section 12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arrangers and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender and each Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each Lead Arranger, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

Section 12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

Section 12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

(a) Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(b) The Lenders acknowledge that the Administrative Agent, the Collateral Agent and the Lead Arrangers are acting solely in administrative capacities with respect to the structuring and syndication of the Facilities and have no duties, responsibilities or liabilities under this Agreement and the other Credit Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Credit Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating the Facilities, each Lender acknowledges that the Administrative Agent, the Collateral Agent and/or the Lead Arrangers may be agents or lenders under this Agreement, other loans or other securities and waives any existing or future conflicts of interest associated with their role in such other debt instruments.

Section 12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and each Letter of Credit Issuer, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their pro rata share of the Total Credit Exposure outstanding on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Revolving Credit Exposures plus the Total Term Loan Exposures in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or any Letter of Credit Issuer in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Collateral Agent or any Letter of Credit Issuer under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any Letter of Credit Issuer for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s, the Collateral Agent’s or such Letter of Credit Issuer’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent or any Letter of Credit Issuer for any purpose shall, in the opinion of such Agent Letter of Credit Issuer, be insufficient or become impaired, such Agent or Letter of Credit Issuer may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or Letter of Credit Issuer against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or Letter of Credit Issuer against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s or Letter of Credit Issuer’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 12.8 Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 12.9 Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Payment or Bankruptcy Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section may also constitute its resignation as Letter of Credit Issuer. In such case, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

Section 12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Letter of Credit Issuer.

Section 12.11 Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further expressly and irrevocably authorizes and directs the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents and irrevocably agrees that it will not take any action that will hinder the automatic release of any security interest, Lien or Guarantee provided for this Agreement or the other Credit Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, shall (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented, (c) subordinate any Lien to the extent permitted by the terms of this Agreement or (d) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

Section 12.12 Right to Realize on Collateral and Enforce Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Borrower, the Agents and each Secured Party hereby agree that (a) (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents, in connection with any Loan or otherwise may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof and (ii) each Lender (in its capacity as such and not, for the avoidance of doubt, in its capacity, if applicable, as an Administrative Agent, Collateral Agent, Hedge Bank or Cash Management Bank), whether or not a party hereto, expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Credit Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, against the Borrower and/or any of its Subsidiaries or parent companies with respect to any Collateral or any other property of any such Person, without the prior written consent of the Majority Lenders and the Collateral Agent, including any actions, proceedings, any other cause of action, or any remedial procedures with respect to the Transactions; provided, that, for the avoidance of doubt, (1) this sentence may be enforced against any Lender by the Majority Lenders, the Agents or the Borrower (or any of its Affiliates) and each Lender and the Agents expressly acknowledge that this sentence shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding, cause of action or remedial procedure and (2) this sentence shall not impair or restrict the Agents’ powers, rights and remedies under the Credit Documents exercised in accordance with the terms thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions.

Section 12.13 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Stock or Stock Equivalents or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Stock or Stock Equivalents thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in 13.1), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Stock or Stock Equivalents and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 12.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.15 Intercreditor Agreement. (a) Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.6 or an Incremental Agreement) hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to enter into any Customary Intercreditor Agreement on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as is contemplated by the terms of such applicable intercreditor agreement. Without limiting the provisions of Section 12.2, each Lender hereby irrevocably consents to the Administrative Agent and the Collateral Agent and any successor serving in either such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, the Collateral Agent, or any such successor, arising from the role of the Administrative Agent, the Collateral Agent or such successor under the Credit Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Administrative Agent, the Collateral Agent, or any such successor, shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any such intercreditor agreement and any additional and replacement intercreditor agreements, in each case, in order to effect transactions permitted by this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens junior or pari passu with the Obligations.

Section 12.16 Erroneous Payments.

(a) Each Lender and each Letter of Credit Issuer hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Letter of Credit Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Letter of Credit Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Letter of Credit Issuer (whether or not known to such Lender or Letter of Credit Issuer) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender or Letter of Credit Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 12.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender or Letter of Credit Issuer, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or Letter of Credit Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Lender and each Letter of Credit Issuer agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) has been demanded by the Administrative Agent pursuant to Section 12.16(b) and has not been recovered from any Lender or Letter of Credit Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Letter of Credit Issuer with respect to such amount unless and until such amounts are recovered by the Administrative Agent, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender or Letter of Credit Issuer (as subrogated by the Administrative Agent pursuant to the terms of clause (x) above), the Administrative Agent or other Secured Party, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(d) The Credit Parties’ agreements, and the Administrative Agent’s, each Letter of Credit Issuer’s and each Lender’s obligations, under this Section 12.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, and Payment in Full.

ARTICLE XIII

Miscellaneous

Section 13.1 Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time:

(i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or

(ii) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(A) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment, Elected Commitment Amount or Maximum Credit Amount of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment, Elected Commitment Amount or Maximum Credit Amount without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or

(B) amend, modify or waive any provision of this Section 13.1 (other than Section 13.1(g)), amend or modify any of the provisions of Section 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), alter the order of application set forth in Section 11.12 or modify any definition used in such section, if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or

(C) reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Lenders”, “Required Lenders”, “Borrowing Base Required Lenders”, “Revolving Commitment Percentage”, or “Term Loan Commitment Percentage” without the written consent of each Lender directly and adversely affected thereby, or

(D) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or

(E) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Section 3 then applies in a manner that directly and adversely affects such Person, or otherwise amend, modify or otherwise affect the rights or duties of any Letter of Credit Issuer without the written consent of such Letter of Credit Issuer, or

(F) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or

(G) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or

(H) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(I) increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders) or decrease or maintain the Borrowing Base without the written consent of the Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination and the delivery of a Reserve Report or any other Engineering Report may be postponed by the Majority Lenders; provided further, that it is understood (a) that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust, or automatic adjustment of, the Borrowing Base under the Borrowing Base Adjustment Provisions in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders and (b) that this clause (I) shall not apply (or be deemed to apply) to any waiver, consent, amendment or other modification that directly or indirectly reduces the amount of, or waives the implementation of, any provision that would otherwise reduce the Borrowing Base, or

(J) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent, or

(K) waive or amend Section 5.2(b) without the consent of the Majority Revolving Lenders and the Majority Lenders which are directly and adversely affected thereby, or

(L) amend or modify the definition of “Available Borrowing Base”, “Borrowing Base”, “Borrowing Base Deficiency”, “Borrowing Base Properties”, “Borrowing Base Utilization Percentage”, “Excess Cash”, Section 2.17(f), Section 2.19, Section 5.2(f), Section 9.11, Section 9.14, Section 9.15 or Section 9.18, in each case without the consent of the Majority Revolving Lenders and the Majority Lenders.

(iii) Notwithstanding the foregoing, Article III and Article VII may be amended, modified or waived solely by the Majority Revolving Lenders.

(iv) Notwithstanding the foregoing, (A) each of Section 2.17(f)(i)(G) and Section 2.19(e)(i)(A) may be amended, modified or waived, in each case, solely with the consent of each of the Lenders, and (B) each of Section 2.17(f)(i)(H), Section 2.19(a) and Section 2.19(d)(iv) may be amended, modified or waived, in each case, solely with the consent of each of the Revolving Lenders.

(b) Notwithstanding anything to the contrary in the Credit Documents, the provisions of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent and/or the Collateral Agent, as applicable, to (i) cure any ambiguity, omission, defect, typographical error, inconsistency or other manifest error, (ii) make administrative or operational changes not adverse to any Lender or make changes favorable to the Lenders or (iii) adhere to any local Requirement of Law or advice of local counsel so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents after giving effect to such waiver, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c) Notwithstanding anything to the contrary contained in the Credit Documents, the Administrative Agent and/or the Collateral Agent, as applicable, without the consent of any Lender, shall be permitted (and each Lender hereby directs the Administrative Agent and/or the Collateral Agent) to enter into any amendments, waivers, modifications or supplements to any Customary Intercreditor Agreement, if the Administrative Agent and/or the Collateral Agent, as applicable, would have been permitted hereunder to enter into a new Customary Intercreditor Agreement, which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.

(d) Notwithstanding anything to the contrary herein, the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.18 in accordance with the terms of Section 2.18.

(e) Notwithstanding anything to the contrary herein, no Lender consent is required to effect any amendment, modification or supplement to any Customary Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such Customary Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any Customary Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral or (iii) otherwise, with respect to any material amendments, modifications or supplements, to the extent such amendment, modification or supplement is reasonably satisfactory to the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

(f) Notwithstanding anything to the contrary contained in the Credit Documents, the Administrative Agent and/or the Collateral Agent, as applicable, and the Borrower may enter into any amendment, modification or waiver of this Agreement or any other Credit Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or property to become Collateral for the benefit of the Secured Parties or as required by any Requirement of Law to give effect to, protect or otherwise enhance the rights or benefits of any Secured Party under the Credit Documents without the consent of any Lender.

(g) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Majority Lenders and the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(h) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing or replacement of all or any portion of the outstanding Loans of any Class (“Replaced Loans”) with replacement loans (“Replacement Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount, underwriting, discounts, commissions and upfront fees associated with such Replacement Loans, (ii) solely with respect to Replacement Loans which are Revolving Loans, the All-In Yield with respect to such Replacement Loans shall not be higher than the All-In Yield for such Replaced Loans immediately prior to such refinancing unless the maturity of the Replacement Loans is at least one year later than the maturity of the Replaced Loans, (iii) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing and (iv) if such Replaced Loans constitute Term Loans, such Replacement Loans shall comply with Section 2.19; provided, further, that, in respect of clause (i) above, any Affiliated Lender and Affiliated Institutional Lender shall be permitted (without Administrative Agent consent) to provide such Replacement Loans that constitute Term Loans, it being understood that in connection with such Replacement Loans, any such Affiliated Lender or Affiliated Institutional Lender, as applicable, shall be subject to the restrictions applicable to such Persons under Section 13.6 as if such

Replacement Loans were Term Loans (and for the avoidance of doubt, any Replacement Loan that constitutes a Term Loan shall be subject to the condition set forth in Section 13.6(g)(ii), mutatis mutandis, at the time such Replacement Loan is made (after giving effect to the making of such Replacement Loan)). Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 13.1 to the contrary.

Section 13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent, the Collateral Agent or the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Section 2.3, Section 2.6, Section 2.9, Section 4.2 and Section 5.1 shall not be effective until received.

Section 13.3 No Waiver; Cumulative Remedies.

(a) No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Credit Document, and without limiting the provisions of Section 11.13, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Credit Documents, (b) the Letter of Credit Issuer from exercising, with the consent of the Administrative Agent, the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer) hereunder and under the other Credit Documents, (c) any Lender from exercising, with the consent of the Administrative Agent, setoff rights in accordance with Section 13.8 (subject to the limitations set forth therein and subject to terms of Section 11.13), or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under the Bankruptcy Code or other debtor relief law.

Section 13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 13.5 Payment of Expenses; Indemnification. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Paul Hastings LLP, in their capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse each Agent and each Letter of Credit Issuer for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to (i) any claim, litigation, investigation or proceeding (each, a “Proceeding”) arising from the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the document presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any of the foregoing relating to violation by the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties of, noncompliance by the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties with or liability of the Borrower or any of its Subsidiaries under, any Environmental Law (other than by such indemnified Person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties, (ii) any material breach (or, in the case of a Proceeding brought by the Borrower, any breach) of any Credit Document by the party to be indemnified or (iii) Proceedings not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (in the case of this clause (iii), other than Proceedings involving claims against any Agent in its capacity as such). No Person entitled to indemnification under Section 13.5(d) shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor shall any such Person, the Borrower or any of its Affiliates have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that that the foregoing shall not limit the Borrower’s and the other Credit Parties’ indemnification obligations to the indemnified Persons pursuant to this Section 13.5 in respect of damages incurred or paid by an indemnified Person to a third party. All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.6(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 13.6(b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries, the Sponsor or its Affiliates, any natural person, any Disqualified Institution or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment if a Payment or Bankruptcy Event of Default has occurred and is continuing or (2) the assignee is a Lender or an Affiliate of a Lender;

(B) the Administrative Agent (not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment: (1) by a Revolving Lender of all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it (and participations in Letters of Credit and LC Disbursements), to an assignee that is a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Revolving Fund; and (2) by a Term Lender of all or a portion of its Term Commitment and Term Loans at the time owing to it, to an assignee that is a Term Lender, an Affiliate of a Term Lender or an Approved Term Fund; and

(C) each Letter of Credit Issuer (not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $500,000 in excess thereof, unless each of the Borrower, each Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to Section 13.6(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10, Section 2.11, Section 3.5, Section 5.4 and Section 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b) (unless waived) and any written consent to such assignment required by Section 13.6(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)

(i) Any Lender may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided, that no consent of the Borrower shall be required for any participation if (A) a Payment or Bankruptcy Event of Default has occurred and is continuing or (B) the assignee is a Lender or an Affiliate of a Lender), sell participations to one or more banks or other entities other than the Borrower or Subsidiary of the Borrower or the Sponsor or any of their Affiliates or any natural person (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.1(a)(ii)(A), Section 13.1(a)(ii)(B) and Section 13.1(a)(ii)(C) that affects such Participant. Subject to Section 13.6(c)(i)(B), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10, Section 2.11, Section 3.5 and Section 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b), including the requirements of Section 5.4(e)). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) Notwithstanding anything to the contrary in this Agreement, a Participant shall not be entitled to receive any greater payment under Section 2.9, Section 2.10, Section 3.5 or Section 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant is entitled to the benefit of such provisions of this Agreement; provided that the Participant shall be subject to the provisions in Section 2.10 as if it were an assignee under Section 13.6(a) and Section 13.6(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit O and/or Exhibit P, as the case may be, evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender; provided that:

(i) by its acquisition of Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) it shall not have any right to (i) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (iii) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B) except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph); and

(ii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders and Affiliated Institutional Lenders, collectively, in the aggregate, may not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of (after giving effect to) such purchase; and

(iii) any such Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued hereunder at such time (and such Term Loans shall be retired and cancelled promptly).

For avoidance of doubt, with the exception of Section 13.6(g)(ii), the foregoing limitations shall not be applicable to Affiliated Institutional Lenders. No Affiliated Lender shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.

Section 13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, Section 3.5 or Section 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Payment or Bankruptcy Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, Section 3.5 or Section 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 13.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon or participations in Letter of Credit Obligations, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans and Letters of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) Subject to Section 11.14, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Credit Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.

Section 13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in New York County, the courts of the United States of America for the Southern District of New York located in New York County and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, any Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit

Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent or any Lead Arranger or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

Section 13.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.16 Confidentiality. The Administrative Agent, each other Agent, any Letter of Credit Issuer and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (h) with the consent of the Borrower, (i) to the extent such information (x) becomes publicly available other than as a result of a breach of this section, or (y) becomes available to the Administrative Agent, any Lender, any Letter of Credit Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this section or (j) to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Letter of Credit Issuer and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement and the other Credit Documents.

Section 13.17 Release of Collateral and Guarantee Obligations.

(a) Each Secured Party hereby irrevocably agrees that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee

(in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) upon such Collateral no longer constituting Collateral pursuant to the terms of the Credit Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Secured Parties hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. The Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Secured Party. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, upon Payment in Full, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 13.18 USA PATRIOT Act. The Agents and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

Section 13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Secured Party (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Secured Party shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any Secured Hedge Agreement or Secured Cash Management Agreement.

Section 13.23 Flood Insurance Provisions. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, in no event is any “Building” (as defined in the applicable Flood Insurance Law) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Law) included in the definition of “Mortgaged Property” (as defined in any Credit Document) and no “Building” or “Manufactured (Mobile) Home” is hereby encumbered by this Agreement or any other Credit Document.

Section 13.24 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 13.25 No Third Party Beneficiaries. This Agreement, the other Credit Documents, and the agreement of the Lenders to make Loans and the Letter of Credit Issuers to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any other Credit Party, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Credit Document against the Administrative Agent, any other Agent, the Letter of Credit Issuer or any Lender for any reason whatsoever. Except as specified in Section 13.5, there are no third party beneficiaries.

Section 13.26 Keepwell. The Borrower hereby guarantees the payment and performance of all Swap Obligations of each Credit Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under the Guarantee including obligations with respect to Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 13.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.26, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 13.26 shall remain in full force and effect until Payment in Full. The Borrower intends that this Section 13.26 constitute, and this Section 13.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.27 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefits of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement and will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party that the Administrative Agent is not a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

Section 13.28 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow.]

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